UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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West Marine, Inc.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
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Dear Fellow Stockholders:
You are cordially invited to attend the 2015 Annual Meeting of Stockholders of West Marine, Inc. to be held at our company headquarters, 500 Westridge Drive, Watsonville, California, on Thursday, May 21, 2015 at 10:30 a.m., Pacific Time (“Annual Meeting”).
We are pleased to furnish proxy materials to you over the Internet as permitted by Securities and Exchange Commission rules. We believe that this e-proxy process expedites your receipt of our 2015 Proxy Statement and our 2014 Annual Report on Form 10-K (collectively, “Proxy Materials”), lowers our printing and delivery costs, and helps reduce our impact on the environment. Accordingly, you will receive only a one-page, double-sided notice (the “Notice”), which is being mailed to stockholders on April 10, 2015, regarding the Internet availability of our Proxy Materials. The Notice and Proxy Materials explain the matters indicated below to be voted on at our Annual Meeting and provide you with instructions for accessing the Proxy Materials and for voting in person via the Internet or by phone. The Notice also provides information on how you may obtain paper copies of our Proxy Materials free of charge, if you so choose. Please read the Notice so you will be informed about the business to be considered at the meeting. Your vote is important to us.
On behalf of the Board of Directors, I urge you take advantage of our Internet or telephone voting system as soon as possible, even if you plan to attend the Annual Meeting.
Following are the proposals to be voted upon at the Annual Meeting:

(1)	To elect eight directors;

(2)	To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our 2015 fiscal year ending January 2, 2016;

(3)	To approve, on an advisory basis, the compensation of our named executive officers; and

(4)	To transact such other business as may properly come before the Annual Meeting.
Our Board of Directors recommends that you vote “FOR” each of the proposals (1) through (3).

Sincerely,
/s/ Randolph K. Repass
Randolph K. Repass Chairman of the Board

Watsonville, California

April 10, 2015

500 Westridge Drive
Watsonville, California 95076-4100
(831) 728-2700

PROXY STATEMENT

2015 Annual Meeting of Stockholders

I.	GENERAL INFORMATION

Q: Why am I receiving these materials?
A: We have made the Proxy Materials available to you on the Internet or, upon your request, have delivered printed versions of the Proxy Materials to you by mail, in connection with soliciting your proxy to vote at our Annual Meeting.
Q: What is included in these materials?
A: The Proxy Materials consist of:

•	This proxy statement for our Annual Meeting (“Proxy Statement”);

•	Our Annual Report on Form 10-K for our fiscal year ended January 3, 2015 (“Annual Report”); and

•	For those receiving printed versions, a proxy card.
Q: What does fiscal year mean?
A: Our fiscal year is the 52 or 53-week period that ends on the Saturday closest to December 31st. Our 2014 fiscal year was a 53-week period ending January 3, 2015 ("2014 Fiscal Year"). Unless otherwise stated, all information presented in this Proxy Statement is based on our 2014 Fiscal Year.
Q: What items am I being asked to vote on at the Annual Meeting?
A: Our stockholders will vote on three proposals at the Annual Meeting (“Proposals”):

•	Election to our Board of Directors (“Board”or, each member individually, a “Director”) of the eight Director nominees named in this Proxy Statement;

•
Ratification of the selection of PricewaterhouseCoopers LLP ("PwC") as our independent registered public accounting firm ("Independent Auditors”) for our 2015 fiscal year ending January 2, 2016 ("2015 Fiscal Year"); and

•	Approval, on an advisory basis, of the compensation of our Named Executive Officers (or "NEOs").
Q: What are the Board's voting recommendations?
A: Our Board recommends that you vote “FOR” each of the Proposals.
Q: Why did I receive a one-page Notice in the mail regarding the Internet availability of Proxy Materials instead of a full set of Proxy Materials?
A: Under rules adopted by the Securities and Exchange Commission (“SEC”), we use the Internet as the primary means of furnishing our Proxy Materials to our stockholders, rather than mailing printed copies to each stockholder. We encourage our stockholders to take advantage of the availability of Proxy Materials on the Internet to help reduce costs associated with, and the environmental impact of, our Annual Meeting. Our Proxy Materials were first available for our stockholders to access online at www.envisionreports.com/wmar on April 10, 2015.
Q: How can I get electronic access to the Proxy Materials or a paper copy if I prefer?
A: The Notice provides you with instructions regarding how to view our Proxy Materials on the Internet and if you so choose, how to instruct us to send these and future Proxy Materials to you by email. Alternatively, you can request a paper copy of the Proxy Materials. Requests for email or paper copies must be made by May 11, 2015 to facilitate timely delivery. If you choose to receive future proxy materials by email, you will receive an email message next year with instructions containing a link to those materials and a link to the proxy voting website. If you choose to receive a paper copy of the Proxy Materials, you also can submit a preference to receive paper copies for future meetings. Your election to receive an email or a paper copy of proxy materials for future meetings will remain in effect until you change it.
Q: Where and when is the Annual Meeting?
A: Our Annual Meeting will be held at the corporate headquarters, which we call our support center ("Support Center"), located at 500 Westridge Drive, Watsonville, California, 95076, on May 21, 2015 at 10:30 a.m. Pacific Time.

Q: Who may vote at the Annual Meeting?
A: Only stockholders who owned shares of our common stock on March 23, 2015 (“Record Date”) are entitled to vote at our Annual Meeting. On the Record Date, there were 24,546,620 shares of our common stock outstanding and entitled to vote.
Q: Is there a difference between a stockholder of record and a beneficial owner of shares held in street name?
A: Yes
Stockholder of Record: Shares Registered in Your Name. If, at the close of business on the Record Date, your shares were registered directly in your name with our transfer agent, Computershare Investor Services, LLC, you are considered the stockholder of record with respect to those shares, and the Notice (or Proxy Materials, if you requested a paper copy) was sent directly to you.
Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Other Agent. If, at the close of business on the Record Date, your shares were not held in your name, but rather in an account at a brokerage firm, bank, broker-dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and a Notice should have been forwarded to you by that organization. That organization is considered to be the stockholder of record for voting purposes and as the beneficial owner, you may instruct that organization on how to vote the shares in your account. Those instructions are contained in a “vote instruction form” that the organization holding your shares should send to you. We urge you to complete that form, particularly since, as noted below, the organization holding your shares cannot vote on non-routine matters, such as the election of our Director nominees, without your express authorization. Your vote is important.
Q: If I am a stockholder of record, how do I vote?
A: If you are a stockholder of record, there are four ways to vote:

•	VIA THE INTERNET at www.envisionreports.com/wmar by following the instructions provided in the Notice;

•	BY TELEPHONE using a touch-tone telephone at 1-800-652-8683;

•	BY MAIL if you requested printed copies, by completing, signing and returning your proxy card to us in the postage-paid envelope provided with the Proxy Materials; or

•	IN PERSON at the Annual Meeting. We will give you a ballot when you arrive.
If you vote by telephone or over the Internet, you must do so by 11:00 p.m. Pacific Time the day before our Annual Meeting and you may incur costs such as telephone and Internet access charges for which you will be responsible. Delaware law permits electronically transmitted proxies, provided that each such proxy contains, or is submitted with, information from which the inspector of election can determine that such proxy was authorized by the stockholder. We use a control number to authenticate each registered stockholder, to allow stockholders to vote their shares, and to confirm that their instructions have been properly recorded. If you choose to vote by mail, your vote must be received by 10:00 a.m., Pacific Time, on May 21, 2015.
Q: What constitutes a quorum and why is a quorum required?
A: Return of your proxy is important because a quorum is required, and a majority of the shares entitled to vote must be present in person or by proxy at our Annual Meeting for the transaction of business. Your shares will be counted for purposes of determining if there is a quorum if you are entitled to vote and you are present in person at the Annual Meeting or, if you have properly voted on the Internet, by telephone or by submitting a proxy card or vote instruction form by mail. Proxies received but marked as abstentions, if any, will be included in the calculation of the number of shares considered to be present at the meeting for quorum purposes. In addition, because this Proxy Statement includes a “routine” management Proposal related to the ratification of the selection of our Independent Auditors, shares represented by proxies that vote on routine matters, but not on non-routine matters, also will be counted in determining whether there is a quorum present. If a quorum is not present, the Annual Meeting will be adjourned until a quorum is obtained.
Q: How are proxies voted?
A: All shares represented by valid proxies received prior to our Annual Meeting will be voted and, where a stockholder specifies his or her choice with respect to any Proposal, the shares will be voted in accordance with those instructions.
Q: What happens if I do not have specific voting instructions?
A: Stockholders of Record. If you are a stockholder of record and you indicate when voting on the Internet or by telephone that you wish to vote as recommended by our Board, or if you sign and return a proxy card without giving specific voting instructions, then the persons named as proxy holders, Randolph K. Repass and Matthew L. Hyde, will vote your shares in the manner recommended by our Board on all Proposals and they may determine in their discretion with respect to any other matters properly presented for a vote at our Annual Meeting.
Beneficial Owners of shares Held in Street Name. If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, then under applicable rules, the organization that holds your shares may generally vote on “routine” matters but cannot vote on “non-routine” matters. As a result, if that organization does not receive voting instructions from you on a non-routine matter, it will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares. This generally is referred to as a “broker non-vote.”

Q: Which Proposals are considered “routine” or “non-routine”?
A: Under applicable rules, the ratification of the selection of our Independent Auditors for 2015 is a matter considered routine, but the election of Directors and the non-binding advisory resolution approving the compensation of our NEOs (commonly referred to as "Say-on-Pay") are matters considered “non-routine.”
Q: What is the voting requirement to approve each Proposal?
A: Of the shares present at the Annual Meeting, in person or by proxy, and entitled to vote, the affirmative majority of votes cast is required to approve each Proposal.
Q: How are broker non-votes and abstentions treated?
A: Only “FOR” and “AGAINST” votes are counted and, therefore, broker non-votes and abstentions will have no effect on the vote.
Q: Can I change my vote after I have delivered my proxy?
A: Yes. You may revoke your proxy and change your vote at any time before the final vote at our Annual Meeting by changing your vote on a later date via the Internet or by telephone, by signing and returning a new proxy card or vote instruction form with a later date, or by attending our Annual Meeting and voting in person. Your attendance alone will not automatically revoke your proxy unless you properly vote at our Annual Meeting or specifically request that your prior proxy be revoked by delivering to our Secretary, at 500 Westridge Drive, Watsonville, CA 95076, a written notice of revocation prior to the Annual Meeting.
Q: Who will serve as the inspector of election?
A: A West Marine representative will serve as the inspector of election.
Q: Is my vote confidential?
A: Proxy instructions, ballots and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within West Marine, Inc. (the "Company" or "West Marine") or to third parties, except as necessary to meet applicable legal requirements, to allow for the tabulation and certification of votes and to facilitate a successful proxy solicitation.
Q: Where can I find the voting results of the Annual Meeting?
A: The preliminary voting results will be announced at our Annual Meeting and the final voting results will be tallied by our inspector of election and published in a Current Report on Form 8-K.
Q: Who is paying for the cost of this proxy solicitation?
A: West Marine will pay all expenses in connection with the solicitation of this proxy, including the charges of brokerage houses and other custodians, nominees or fiduciaries for forwarding documents to stockholders.
Q: What is the deadline to propose actions for consideration or to nominate individuals to serve as Directors at the 2016 annual meeting of stockholders?
A: Requirements for Stockholder Proposals to Be Considered for Inclusion in the Company's Proxy Materials.

We anticipate that our 2016 annual meeting of stockholders (“2016 Annual Meeting”) will be held in May 2016. Any stockholders who intend to present proposals at, and who wish to have them included in the proxy statement for the 2016 Annual Meeting, must ensure that such proposals are addressed to West Marine at the address stated above and received no later than December 10, 2015. In addition, all proposals will need to comply with our Bylaws and Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which lists the requirements for the inclusion of stockholder proposals in Company-sponsored proxy materials.

Requirements for Stockholder Proposals to Be Brought Before the 2016 Annual Meeting and Director Nominations.
Any stockholder proposals that a stockholder intends to present at the 2016 Annual Meeting, other than through the inclusion in the proxy materials, should be received no earlier than 90 days and no later than 120 days prior to the corresponding date on which the annual proxy statement is mailed in connection with our most recent annual meeting. Any stockholder wishing to submit a proposal at the 2016 Annual Meeting must include the information required by our Bylaws.
Q: May I request a printed copy of the Annual Report?
A: We will provide upon request and without charge to each stockholder receiving the Notice or a paper copy of the Proxy Materials a copy of our Annual Report. Copies can be obtained by writing to our Secretary at 500 Westridge Drive, Watsonville, California, 95076.

II.	CORPORATE GOVERNANCE FRAMEWORK

DIRECTOR NOMINATION GUIDELINES & PROCESS
In recommending Director nominees, our Nomination and Governance Committee has developed certain general and specific guidelines to assist in developing a Board and its standing committees (each, a "Committee") that are comprised of experienced and seasoned advisors. Generally, each Director should: be an individual of high character and integrity in their personal and professional life; have experience that is of particular relevance to the Company; be committed to overseeing and fostering sound, long-term growth; have previously demonstrated the exercise of good business judgment; and have the ability and willingness to devote the necessary amount of time to the affairs of the Company. Our Nomination and Governance Committee also evaluates candidates based on specific criteria including, without limitation, a Director's experience with businesses and other organizations of comparable size and industry sector, the interplay of the candidate's experience with the experience of other Board members, financial literacy, boating experience and special talents or personal attributes, which would make the candidate a desirable addition to the Board and any Committee. The candidate's independence, skills, expertise and corporate experience, the current composition of our Board, the balance of management and independent Directors and the needs for any Committee expertise are considered as well. Although our Nomination and Governance Committee does not have a formal diversity policy, it believes that diversity (including factors such as race, ethnicity, gender, age and geographic orientation, as well as diversity of opinions, perspectives, and professional and personal experience) is an important factor in determining the composition of the Board. Our current Director demographic composition includes three women, Messes. Richter, Rambo and Shi, all of whom bring gender diversity to our Board along with their business experience and expertise.
When evaluating a current Director for re-election, the Board also will consider, among other factors, the length of service, attendance, preparedness, participation and candor of the individual, as well as the individual's recent service as a Director in light of the above-mentioned criteria.
Various potential candidates for Director may come to the attention of our Nomination and Governance through current Board members, professional search firms, our associates, stockholders or other industry sources. Candidates are evaluated at regular or special Committee meetings and may be considered at any time during the year. No third party search firms were used in connection with any Director nominations for the Annual Meeting and, therefore, no fees were paid.

DIRECTOR NOMINATION PROCESS & PROCEDURES
As to each candidate that our Nomination and Governance Committee believes merits consideration, the Committee will: gather information concerning the background, qualifications and appropriate references of the candidate, including information concerning the candidate required to be disclosed in the proxy statement under SEC rules, and any relationship between the candidate and the person or persons recommending the candidate; determine if the candidate satisfies the qualifications set forth above; conduct interviews with the candidate and Board members and, as deemed appropriate, with our Executives; and conduct reference and background checks and review independence questionnaires completed by the candidate to ensure that he/she meets the requirements to be an independent Director for service on the Board or any of its Committees and that the candidate's positions do not conflict in any material way with West Marine's business.
Following the completion of this evaluation and interview process, our Nomination and Governance Committee, after consultation with our Chairman of the Board ("Chairman"), will then meet to evaluate and finalize the Committee's list of recommended candidates for the Board's consideration, and our Board determines the nominees after considering such recommendation.

BOARD SUCCESSION PLANNING & ANNUAL BOARD AND COMMITTEE EVALUATIONS
Our Nomination and Governance Committee regularly evaluates Board succession planning, including Board refreshment practices and leadership structure, to ensure that the Board and its Committees include the right balance of tenured Directors, who provide continuity and historical perspective, and new Directors, who bring a fresh perspective. The Committee's succession planning process is on-going and throughout the year, our Committee strives to maintain a continuous pipeline of highly qualified Director candidates with particular attributes, experience and skills designed to enhance the Board’s effectiveness and to achieve the Company’s business objectives. We believe our current Board composition, comprised of Directors with an average Board tenure of five years (excluding our founder and Chairman) strikes the right balance.
Annually, we ask all Board and Committee members to reply to anonymous evaluation questionnaires designed to assess the experience, skills, qualifications, contributions and overall performance of the Board and each Committee. Our Board and Committee members then discuss the results of these evaluations at their next meetings. We plan to continue to conduct evaluations each year and to periodically modify our procedures to ensure that we receive candid feedback and are responsive to future developments and suggestions from our Directors. In addition, these evaluations help identify gaps in skills on the Board or a Committee, if any, to inform the Board's succession planning needs.

ELECTION AT ANNUAL MEETING
Our Bylaws permit our Board to change its size and to appoint Directors between annual stockholder meetings. Our Committee uses the same process to evaluate whether to recommend for re-election incumbent directors who, along with new nominees, must stand for re-election by our stockholders at each annual meeting.

STOCKHOLDERS PROPOSALS
Our Nomination and Governance Committee also will consider qualified nominees recommended by stockholders who may submit recommendations to our Secretary at West Marine, Inc., 500 Westridge Drive, Watsonville, CA 95076. Director nominees recommended by our stockholders will be evaluated in the same manner as any other Director nominee.
Any stockholder of the Company may nominate one or more persons for election as a Director of the Company at an annual meeting if the stockholder complies with the required notice, information and consent provisions contained in the Company's Bylaws. Our Nomination and Governance Committee may require that the proposed nominee furnish the Committee with other information as it may reasonably request to assist it in determining the eligibility of the proposed Director nominee. See also the "General Information - Q&A: What is the deadline to propose actions for consideration or to nominate individuals to serve as Directors at the 2016 annual meeting of stockholders?" Our Secretary will send a copy of the Bylaws to any interested stockholder who requests them.
To date, no stockholder who is not also a Director, or any group of stockholders owning more than 5% of West Marine's common stock for at least one year, have put forth any Director nominees or other stockholder proposals.

RISK MANAGEMENT OVERSIGHT
We are subject to a variety of risks, which generally include any undesired event or outcome that could affect our ability to achieve our strategic objectives or adversely impact our business, operations or financial condition. Some risks can be readily perceived and even quantified, while others are unexpected or unforeseeable.
Recognizing that it is neither possible nor prudent to eliminate all risk, we have a comprehensive, structured approach to evaluating risks, which are identified, assessed, prioritized and managed at all levels within the Company through an enterprise risk management process. Under this framework, management is responsible for assessing our risk tolerance and managing exposure to risks and our Board and its Committees oversee and review certain aspects of our risk management efforts throughout the year, particularly when reviewing operating and strategic plans and when considering specific actions for approval. We believe the division of risk management responsibilities described below is an effective approach for addressing the risks facing West Marine.
Management

•
Periodically performs an enterprise risk assessment designed to assist in the identification, assessment and monitoring of high risk areas, including, without limitation, strategic, financial, operating and regulatory compliance risks, and to share information and efforts to mitigate these risks;

•
Formed several steering committees/advisory boards, including a real estate steering committee to monitor our real estate optimization strategy and an information technology advisory board to oversee our overall IT strategy, which includes capital expenditures and capital project management; and

•
Established a number of policies, including a Risk Appetite Framework, which includes guidelines to assist our Executives in assessing risks which are acceptable and those which are unacceptable in pursuit of our business objectives, and a Delegation of Authority Policy and a Contract Review and Signing Authority Policy, which provide proper levels of review and control of expenditures designed to safeguard assets, to minimize risks and to ensure the appropriate segregation of duties.

Full Board

•
Provides risk oversight by reviewing our strategic business plans, which includes evaluating the objectives of and risks associated with, these plans and their potential impact (e.g., competitive, industry, economic, financial and other operating risks); and

•
Reviews other significant risks, such as pending or threatened litigation, business development risks, brand reputation, competition, pricing, budgeting and overall policies and practices for enterprise risk management.

Audit and Finance Committee

•
Discusses with management compliance, strategic, regulatory, financial (including credit, tax and liquidity risks and risk of fraud) and operational risk exposures, financial statement, internal control and reporting risks, regulatory compliance risks, technology infrastructure and security risks, and risks related to supply chain operations, product quality and offshore sourcing) and the steps management has taken to monitor and control such risks;

•	Monitors risk related to our internal accounting staff, our internal auditors ("Internal Auditor") and our Independent Auditors;

•
Meets periodically with management to review reports on the status of and any changes to risk exposures, policies, procedures and practices and the steps management has taken to monitor and control such exposures;

•	Reviews and approves related party transactions;

•	Monitors our administration of our Whistleblower Policy and Procedures; and

•	Coordinates with the Nomination and Governance Committee on the oversight of other specific risks.
Nomination and Governance Committee

•	Coordinates the risk oversight activities of the Board’s Committees, including determination of which Committee has oversight responsibilities for specific enterprise risks;

•	Manages risks associated with corporate governance practices;

•	Monitors risks associated with Board leadership, structure, independence, performance and succession planning;

•	Monitors stockholder outreach efforts; and

•	Monitors compliance with our Code of Ethics and Governance Principles, including risks associated with potential conflicts of interest affecting our Directors and Executives.
Compensation and Leadership Development Committee

•	Monitors risks arising from our compensation policies and programs, including incentive compensation to determine and monitor whether they encourage excessive risk-taking;

•
Oversees risks related to Executive recruitment, assessment, development, retention, performance management and succession planning to ensure that we attract and retain a pool of qualified associates to accommodate future growth; and

•
Monitors risks related to specific regulatory compliance matters relating to matters over which the Committee has oversight responsibility, including compliance with ERISA, HIPAA and labor laws, rules and regulations.

STOCKHOLDER COMMUNICATIONS

STOCKHOLDER ENGAGEMENT
Because our stockholders are key participants in the governance of our Company, we continually seek to expand our outreach efforts to better understand our stockholders' views and concerns about our strategic direction, financial performance and key compensation and other governance-related matters. We provide multiple avenues for our stockholders to communicate with our Executives and our Board.

•	In 2014, our stockholder outreach efforts included active dialog with investors and proxy advisory firms on corporate governance issues.

•
We continued our annual “Say-on-Pay" vote and the results reflect stockholder approval of Executive compensation policies and programs. For more information on our stockholder outreach efforts, actions taken in response and last year's voting results see the “Executive Summary - 2014 Say-on-Pay Results and Stockholder Outreach" in the "Compensation Discussion and Analysis" section.

•	We issue annual guidance and host quarterly earnings calls to discuss our results of operations and progress made on our strategic growth initiatives.

•
We maintain a Corporate Governance section on our website that provides current information, such as our governance policies and practices, a link to real time filings with the SEC and the ability for investors and other interested parties to receive automatic email notification of all such filings.

STOCKHOLDER COMMUNICATION POLICY & PROCESS
West Marine has developed the following policy statements: Internal Process for Handling Communications to Directors (Non-Audit and Finance Committee) and Internal Process for Handling Communications to the Audit and Finance Committee. These policy statements describe West Marine's process for collecting, organizing and relaying communications from its associates, stockholders and other interested parties to members of the Board or members of the Board's Committees. A copy of each policy statement is available on our website at http://www.westmarine.com/ under “Investor Relations,” or a printed copy can be obtained by writing to our Secretary.
Our Secretary will summarize all correspondence, if any, directed to our Board and forward summaries to the Board if and when such correspondence is received (Directors may, at any time, request copies of any such correspondence); communications may be addressed to the attention of the Board, a Committee of the Board, or any individual member of the Board or a Committee; communication that is primarily commercial in nature or relates to an improper or irrelevant topic may be filtered out and disregarded (without providing a copy to the Directors or advising them of the communication), or may otherwise be handled in the Secretary's discretion; and our Secretary may handle routine business communications and will provide a copy of the original communication to our Chairman (or to our Lead Independent Director, or to the Chair of the appropriate Committee) and advise such Director of any action taken. Communications can be sent by e-mail to the Board at bod@westmarine.com or by writing to our Secretary at West Marine, Inc., 500 Westridge Drive, Watsonville, California 95076.

GOVERNANCE PRINCIPLES & CODE OF ETHICS
Our Governance Principles provide the framework for corporate governance matters and cover areas such as Director responsibilities and qualifications, management leadership and succession, and Board access to management. Our Governance Principles are reviewed at least annually by our Board to assess the adequacy of its provisions and compliance with regulations. Management and the Board periodically review our other governance policies and practices, monitoring changes in the law and developments in this area by various authorities active in governance.
Our Code of Ethics (also known as Living Our Values) applies to all of our Directors and associates, including our Senior Financial Officers (which covers our Chief Executive Officer ("CEO"), Chief Financial Officer ("CFO") or if a separate postion, our Principal Financial Officer ("PFO"), Controller, Assistant Controller and other associates performing similar functions, and includes provisions regarding proper business conduct and ethics ranging from restrictions on gifts, compliance with applicable law and avoidance of conflicts of interest. We intend to disclose any amendments (other than technical, administrative or non-substantive amendments) to, and any waivers from, a provision of the Code of Ethics for Directors or NEOs. To date no such disclosures have been made.
Our Governance Principles and Code of Ethics are available, free of charge, on our website at http://www.westmarine.com under “Investor Relations” and are available in print to any stockholder who submits a written request to our Secretary.

OTHER KEY GOVERNANCE PRACTICES

(Also see "Key Features of Our Executive Compensation Program" under the "Compensation Discussion and Analysis" Section)

BOARD PRACTICES
Bylaws require separation of CEO and Chairman roles:
* CEO is responsible for setting our strategic direction
   and the day-to-day leadership and performance goals
* Chairman provides guidance to the CEO, sets the agenda for Board meetings and generally presides over meetings of the full Board

Appointed a lead independent Director due to affiliated Chairman. Duties include:
* Collaborate with Chairman and CEO on agendas
    for Board meetings
* Call, set agendas and lead executive sessions of
    independent Directors
* Liase between Chairman, CEO and/or independent
   Directors
* Be available for stockholder consultations

Bylaws require Director resignation if he/she fails to receive a majority vote	38% of our Board members are women
Term for all Directors set at one year	No classified or staggered Board
Average tenure of our Board assuming election in 2015: * 10 years including our Chairman and founder * 5 years exclusive of Chairman	No over-boarding permitted by policy: * CEO, may not serve as a Director on more than one other public company * Board members may not serve on more than four public companies
* Stock ownership required of all Directors by policy * All Directors with more than one year of service own stock	* No mandatory age or term limits * Board and Committee performance is evaluated annually
New Director orientation program: * Outlines Board role and responsibilities * Provides an overview of the Company's operations * Provides Directors with opportunities to meet with our management team
* Board and Committees actively oversee enterprise risk
   matters (See "Risk Management Oversight")
* Executives evaluate risk tolerance in pursuit of our
   business objectives using our Risk Appetite Framework

No pension or other retirement plans for Directors	Directors attend continuing education programs at their own expense
STOCKHOLDER RIGHTS
Bylaws have a simple majority voting standard for all matters, including: * Bylaw and Charter amendments * Actions by special meeting * Mergers and acquisitions	* No exclusive venue provision in Bylaws * No mandated fee-shifting or arbitration provisions in Bylaws in the event of stockholder litigation
* Action may be taken by written consent of stockholders	* No poison pill provisions
* No material restrictions on right to call special meetings	Company does not have a dual-class or super-voting stock
AUDIT MATTERS & DISCLOSURE CONTROLS
* Non-audit-related services/fees are reasonable relative to audit and audit-related fees	* Independent Auditors' report contained an unqualified opinion
Audit and Finance Committee has two financial experts
Our Insider Trading Policy:
* Prohibits hedging of our equity securities
* Prohibits pledging of our equity securities
* Establishes trade pre-clearance requirements for
   Directors, Executives and other key associates

Our West Marine Information Disclosure Policy is:
* Designed to ensure the fair and timely public disclosure
   of material information in compliance with Regulation
   FD
* Posted on our website for the investment community

Our Disclosure Committee assists our CEO and our CFO, or PFO, in:
   * The design, development, implementation and
      maintenance of our Internal Control Over Financial Reporting and disclosure controls and procedures
   * Ensuring that material information required to
      be disclosed in the SEC reports recorded,
      processed, summarized and reported accurately
      and on a timely basis

NO COMPENSATION COMMITTEE INTERLOCKS
During our 2014 Fiscal Year and currently, no member of our Compensation and Leadership Development Committee is an employee, officer or former officer of West Marine or any of its subsidiaries, and no Executive served on the board of directors or compensation committee of any entity that includes one or more Directors, or on a compensation committee of any entity that has one or more executive officers that serve as a member of West Marine's Board.

TRANSACTIONS WITH RELATED PARTIES
Related Party Transaction Review Policy
Our Board recognizes that related party transactions may create the appearance that decisions are based on considerations other than the best interests of West Marine and its stockholders. However, our Board also recognizes that there are situations where a transaction with a related party is appropriate or even necessary, particularly if we would be able to obtain products or services of a nature, quality or quantity on terms that are not readily available from other sources. In order to ensure that the best interests of West Marine and its stockholders are considered prior to entering into transactions between West Marine and any Director, Director nominee, NEO, beneficial owner of more than five (5%) percent of our common stock or any of their respective immediate family members or affiliates, our Board has adopted a written policy requiring our Audit and Finance Committee to review and pre-approve each such related party transaction, including every new or modified transaction, without regard to a dollar threshold. The policy clarifies that related party transactions do not include: (i) transactions in securities of the Company in which the Company is not aware of the identity of the counterparty at the time of the transaction; (ii) employment compensation arrangements with our NEOs and compensation arrangements with our Directors which have been approved by our Board or our Compensation and Leadership Development Committee; and (iii) transactions available to Company associates and/or customers in general, provided that, any such transactions may nonetheless be reported to the Audit and Finance Committee annually or, if circumstances warrant, more often.
The policy also requires our Audit and Finance Committee to annually review and assess ongoing transactions to ensure that they remain in compliance with policy guidelines.
In addition, our Audit and Finance Committee Chair has been delegated authority to pre-approve, on an interim basis, a related party transaction if it is not practicable to wait until the next scheduled meeting. Any interim approval taken by the Audit and Finance Committee Chair must be reported and ratified by the full Audit and Finance Committee (or the Board) at the next scheduled meeting.
In reviewing related party transactions under the policy, our Audit and Finance Committee considers all material information relevant to the transaction, including:

•	The nature and business purpose of the transaction, including its potential benefits to West Marine;

•	Whether the transaction is proposed to be (or was) entered into on terms no less favorable to West Marine than terms that could have been reached with an unrelated third party;

•	The material terms of the transaction, such as the financial interest to, and the impact on, the related party involved, including impact on independence, if the related party is a Director;

•	The results of market comparables and/or independent appraisals of the value of the property or services, if available, which are subject of the related party transaction; and

•	The availability of other sources for comparable products or services.
All of the transactions, including lease renewals, described below were reviewed and approved by our Audit and Finance Committee in accordance with the policy described above.
Related Party Transactions
Over the last few years, the Company has been actively engaged in unwinding its related party transactions which have primarily consisted of real estate leases between West Marine and entities in which our founder and Chairman, Randolph K. Repass, together with certain members of his family, own substantially all of the interests (the "Repass Entity"). As a result, at the end of our 2014 Fiscal Year, only two related party lease transactions remain in effect between West Marine and the Repass Entity. One of these leases is for our Support Center and adjacent warehouse space located in Watsonville, California (collectively, "Support Center/warehouse"), and the remaining is for one of our retail stores (out of our 279 store fleet as of year-end 2014) located in Santa Cruz, California. There are no related party transactions with any other current Director, any Director nominee, any NEO or any beneficial owner of more than 5% of our stock.
The Santa Cruz store and the Support Center/warehouse leases have been in effect since 1982 and 1988, respectively (i.e., soon after West Marine was founded and before it went public), and the Braintree, Massachusetts lease had been in effect since 1996. The Company ceased operations at the Braintree store in June of 2014 when it entered into a lease with an unrelated party for a larger store located nearby. The parties agreed to terminate the lease in September 2014, prior to its expiration date in December, and although this caused the acceleration of lease payments, the Company realized a small savings of approximately $10,000. All of these leases were negotiated at arms' length by independent representatives for each party after assessing market data for comparable properties, and the term of each lease was fixed, at the time the leases were entered into. Our Santa Cruz store is profitable, earning a contribution rate above our internal contribution margin hurdle rate and, therefore, it is in the Company's best interest to maintain this store at its current location.
In addition, when options to extend existing leases are triggered, we engage third party brokers and appraisers to examine market conditions and comparable properties, taking into account location, foot traffic, proximity of competitors, composition of co-tenants, age and condition of the property, rental rates and other relevant factors, including relocation costs and impact on associates, to assist management in determining whether to renew or renegotiate the existing lease or to relocate. Our Watsonville Support Center lease was renegotiated in 2009, our Santa Cruz store lease was up for renewal in 2010, and our Braintree lease was up for renewal in 2012. During 2009 and 2010, the real estate market was soft, and in all three cases, we engaged third party appraisers to conduct market studies for each location considering the factors outlined above.
Only one other suitable property was identified in 2009 for our Support Center and, although the alternate property was of newer construction, its size exceeded our needs and would have resulted in a higher rental rate than our existing headquarters. In addition, other factors, such as potential loss of key personnel, disruption of business operations and costs associated with the move, weighed against relocation. Accordingly, in 2009, although under no compulsion to do so because the lease was not up for renewal, Mr. Repass nonetheless agreed to a rent reduction, the terms of which were negotiated at arms' length between Mr. Repass' and West Marine's independent brokers. Then, in July 2011, a lease amendment was signed that reduced the amount of leased Support Center warehouse space. The amendment also extended the warehouse space lease term from November 2011 to October 2016, which makes that lease coterminous with the adjacent Support Center. The rent reduction was not material, but the amendment met our primary objective of aligning the warehouse space lease term with that of our Support Center.
In 2010, our third party brokers determined that comparable store locations in the Santa Cruz area would have rents approximately 11% higher than the renewal rate under the related party lease. Given the store's location near the Santa Cruz harbor, the lower relative rental rate and the fact that we had invested in leasehold improvements to convert the store to solar energy, we renewed the Santa Cruz store lease in December 2010.
The following illustrates the lease terms for the two remaining related party leases versus comparable properties:

Lease Location	Lease Amendment Date	Expiration	Comparable Property - Avg. Rental Rate %	Approximate Net Savings to West Marine
Watsonville Support Center	2009	2016	30% higher	$1.3 million

Adjacent Warehouse	2011	2016
Santa Cruz Retail Store	2010	2015 (1)	11% higher	$0.1 million

(1)	The Company currently is evaluating its options with respect to this retail store location.
The aggregate net amounts paid to the Repass Entity during each of the fiscal years 2014, 2013 and 2012, respectively, were $1.7 million, $1.9 million and $1.8 million in rent, common area maintenance and insurance expenses, with approximately 86.0% of the amount attributable to the Support Center/warehouse lease. Mr. Repass' partnership interest in the Braintree, MA store was 14.0%. His partnership interests in the Santa Cruz, CA store and the Support Center/warehouse are 80.0% and 87.5%, respectively.

BOARD OF DIRECTORS AND ITS COMMITTEES

ROLE OF THE BOARD; CORPORATE GOVERANCE PRINCIPLES
In accordance with the Delaware General Corporation Law and the Company's Articles of Incorporation and Bylaws, our business affairs are managed under the direction of our Board. In this regard, our Board and our management team have long believed that good governance is important to ensure that West Marine is managed for the long-term benefit of our stockholders and have put into place good business practices designed to support this commitment and to maintain the highest level of governance. See "Governance Principles" and "Code of Ethics" sections above which describe the framework for governance of West Marine.

BOARD & COMMITTEE INDEPENDENCE

•
It is the intent of our Board that a majority of its members qualify as independent Directors. Our Board has affirmatively determined that: (i) six (Messrs. Madsen, Nordstrom and Olsen and Mmes. Rambo, Richter and Shi) of our eight Director nominees (or 75%) qualify as independent Directors as defined by the applicable NASDAQ listing standards, SEC rules and other applicable law; (ii) each member of our Compensation and Leadership Development Committee meets the heightened independence requirements of Rule 10C-1 of the Exchange Act; (iii) each member of our Audit and Finance Committee meets the heightened independence requirements of Section 10A(m)(3) of the Exchange Act; and (iv) Ms. Richter and Mr. Olsen both qualify as financial experts under SEC rules.

•
Our Board considers all relevant facts and circumstances related to transactions and relationships between each Director (and his or her immediate family and affiliates) and West Marine and its management to determine whether any such relationships or transactions would prohibit an incumbent Director from being able to exercise independent judgment in carrying out the responsibilities of a Director. In this regard, our Board considered the following:

◦
A vendor who sells a small amount of product to the Company is partially owned by Mr. Nordstrom's brother. Mr. Nordstrom and his brothers were partners in a partnership which loaned money to that vendor. The loan was short-term and was completely repaid by Mr. Nordstrom's brother in 2014. In reviewing this transaction, our Board considered that Mr. Nordstrom had no direct or indirect pecuniary interest in the vendor, nor did he engage in any direct or indirect communication or negotiations, nor did he exert any control over these matters with management or other Company associates. As a result, the Board concluded that Mr. Nordstrom's relationship was not material and would not interfere with his ability to exercise independent judgment from management, nor did it impair his ability to make independent judgments as a member of the Compensation and Leadership Development Committee about the Company's Executive compensation programs ("Executive Compensation") and therefore, Mr. Nordstrom's independence was not impaired; and

◦
In July, 2014, Ms. Richter's son was hired as an audit manager in PwC's Minneapolis, Minnesota offices. PwC was at that time and continues to serve as the Company’s Independent Auditors. In reviewing this relationship, the Board considered that Ms. Richter’s son is not a current partner, nor did he at any time work as a PwC employee on West Marine's audit. As a result, the Board concluded that this relationship would not interfere with Ms. Richter's ability to exercise independent judgment in carrying out her responsibilities as a Director and/or as Chair of the Audit and Finance Committee.

•	Our Audit and Finance Committee has determined the independence of, and selected PwC to serve as, our Independent Auditors for our 2015 Fiscal Year.

•
Our Compensation and Leadership Development Committee has retained a compensation consultant ("Compensation Adviser") employed by Frederic W. Cook & Co., Inc. ("FW Cook"), who is independent of West Marine and management. The Compensation Adviser provides no services to West Marine other than consulting services provided to the Committee.

BOARD & COMMITTEE MEETING ATTENDANCE

•	Each Director is expected to attend and participate in, either in person or by means of telephonic conference, all scheduled Board meetings and meetings of Committees on which such Director serves.

•
During our 2014 Fiscal Year, our Board met four times, our Audit and Finance Committee met nine times, our Nomination and Governance Committee met four times and our Compensation and Leadership Development Committee met five times; 100% of our Directors attended all of his/her Board and Committee meetings as well as our 2014 Annual Meeting of Stockholders (the "2014 Annual Meeting").

COMMITTEE STRUCTURE, PRINCIPLE FUNCTIONS & CHARTERS

•	Pursuant to our Bylaws, our Board has established three Committees:

◦	Audit and Finance Committee (comprised of our independent Directors who are financially literate with public audit committee experience);

◦	Compensation and Leadership Development Committee (comprised of our independent Directors who are active executives and/or have other public compensation committee experience); and

◦	Nomination and Governance Committee (comprised of our independent Directors who are the most seasoned West Marine Directors and who have the most public board experience).

•	Each Committee meets at least quarterly.

•
The Board has adopted a written Charter for each Committee and each updated Charter was approved by our Board in March of 2015. The Charters can be accessed, free of charge, at http://www.westmarine.com under “Investor Relations” and are available in print to any stockholder who submits a written request to our Secretary at 500 Westridge Drive, Watsonville, California, 95076.

The following table reflects the membership of each Committee for our 2014 Fiscal Year and a summary of each Committee's functions as set forth in its respective Charter:

COMMITTEE	MEMBERS	COMMITTEE PRINCIPLE FUNCTIONS
Audit and Finance Committee	Alice M. Richter (Chair) Barbara L. Rambo Christiana Shi Robert D. Olsen
The Audit and Finance Committee serves as the Board's representative in reviewing: (i) the Company's accounting and financial reporting processes, including the internal control environment established by management; (ii) the qualifications and independence of the Independent Auditors; (iii) the internal audit function; (iv) the Company's compliance with legal and regulatory requirements; (v) the Company's policies and practices with respect to major risk exposures, including strategic, financial, regulatory and operational risks; and (vi) the Company's financial plans, capital structure and key investment objectives and strategies. To carry out these purposes, the Committee's responsibilities include, without limitation:
• Review with management and the Independent Auditors the Company's interim and annual financial statements prior to publication in the periodic reports filed with the SEC;
• Consider the Company's control environment, including the Independent Auditors' judgment as to the Company's accounting polices and practices and the consistency of their application to the financial statements;
• Review and discuss with management, the Internal Auditor and the Independent Auditors the design, operation and effectiveness of the Company's disclosure controls and procedures and internal control over financial reporting, including changes, if any, in internal control over financial reporting;
• Review reports from the Company's senior financial management, disclosure committee, legal counsel and the Internal Auditor on significant accounting developments, emerging trends and other relevant matters;
• Annually review the qualifications, performance and retention of the Independent Auditors;
• Pre-approve all audit and non-audit fees and services;
• Review communications required from the Independent Auditors;
• Review the Company's hiring policies for employees and former employees of the Independent Auditors;
• Review and approve the Internal Audit Plan and Internal Audit Charter and assess the performance of the Internal Auditor annually;
• Review audit results and reports from the Internal Auditor and the Independent Auditors, including any audit problems or difficulties, and attempt to resolve any disagreements with management;
• Discuss with management and the Independent Auditors any correspondence from regulators or government agencies;
• Assess annually the adequacy of the Company's Related Party Transactions Policy and pre-approve, as necessary, all related policy transactions subject to the Policy;
• Assess annually the adequacy of the Company's Whistleblower Policy and Procedures, including procedures for the receipt, retention and treatment of complaints regarding accounting, internal control over financial reporting, auditing matters and securities law compliance;
• Meet regularly, including in separate executive sessions, with our Independent Auditors, Internal Auditor and other key management;
• Assess the adequacy of the Committee's performance, annually;
• Assess the adequacy of the Committee's Charter annually;
• Assess the independence of, and retain and oversee, the work of advisors;
• Prepare the Committee report required for the annual proxy statement;
• Review and make recommendations to the Board concerning the Company's financial plans, capital structure, policies and budgets; and
• Provide risk oversight and monitor compliance of the Company's policies and practices with respect to certain strategic, financial, regulatory and operational risks. (See also “Risk Management Oversight”).

COMMITTEE	MEMBERS	COMMITTEE PRINCIPLE FUNCTIONS
Compensation and Leadership Development Committee	Dennis F. Madsen (Chair) Barbara L. Rambo Christiana Shi James F. Nordstrom, Jr.
The Compensation and Leadership Development Committee serves as the Board's representative in overseeing: (i) the Company's overall compensation plans, policies and programs; (ii) risks, if any, from compensation policies and programs, including incentive compensation; and (iii) the Company's leadership development initiatives and programs, including succession planning. To carry out these purposes, the Committee's responsibilities include, without limitation:
•
Annually review and approve the Company's compensation strategy, goals and objectives, including setting performance goals and objectives for our compensation programs (see "Compensation Discussion and Analysis–Executive Summary" and "Executive Compensation Philosophy & Principles");
•
 Annually review and approve the compensation of our NEOs and other members of our senior management (collectively, with the NEOs, “Executives”), including salaries, incentive compensation, special perquisites and other benefit arrangements;
•
  Assess our CEO's performance in light of established goals;
•
 Review and approve any benefit and/or severance, retirement or deferred compensation plans;
•
  Periodically review and approve a peer group for the Company's compensation comparatives;
•
Review, approve and oversee the West Marine, Inc. Omnibus Equity Incentive Plan, as Amended and Restated ("Equity Incentive Plan"), the West Marine, Inc. Associates Stock Buying Plan ("Stock Buying Plan") and the Equity Award Grant Policy, and grant equity awards permitted under such Plans and the Policy;
•
 Review and approve the Stock Ownership Policy for our Directors and our Executives at the Sr. Vice-Presidential level and above;
•
 Recommend Director compensation and benefits policies;
•
 Develop and/or approve Executive leadership development and succession plans, initiatives and programs;
•
  Assess the adequacy of the Committee's performance, annually;
•
  Assess the adequacy of the Committee's Charter annually;
•
  Assess the independence of, retain and oversee the work of advisors;
•
 Review and discuss with management the Compensation Discussion and Analysis ("CD&A") section, and prepare the Committee report required for the annual proxy statement; and
•
 Provide oversight of risks, if any, arising from compensation policies and programs, including incentive compensation. (See also “Risk Management Oversight”).

COMMITTEE	MEMBERS	COMMITTEE PRINCIPLE FUNCTIONS
Nomination and Governance Committee	Barbara L. Rambo (Chair) Dennis F. Madsen Alice M. Richter
The Nomination and Governance Committee serves as the Board's representative in: (i) identifying individuals qualified to become members of the Board and each Committee; (ii) recommending Director nominees for election at each annual meeting of stockholders and on an interim basis, as required; (iii) recommending Board structure and leadership; (iv) recommending Directors to serve on each Committee, including Committee Chairs; (v) overseeing the Board evaluation process; (vi) overseeing Board succession planning; (vii) overseeing risks related to corporate governance matters and coordinating risk oversight activities; and (viii) developing and recommending to the Board corporate governance principles applicable to the Company. To carry out these purposes, the Committee's responsibilities include, without limitation:
•
Evaluate periodically the composition, organization, size and governance of the Board and its Committees and determine future requirements, if any;
•
 Review annually guidelines and procedures for evaluating new Director nominees;
•
Review and evaluate all stockholder proposals submitted to the Company and recommend to the Board appropriate action;
•
 Identify, screen and recommend to the Board Director nominees and Committee and Chair appointments;
•
 Evaluate and recommend Board structure and leadership appointments;
•
 Review annually and recommend to the Board revisions to the Company's Governance Principles, Code of Ethics, and other corporate governance policies/practices;
•
 Oversee an annual performance evaluation of the Board and each of its Committees;
•
 Oversee Board succession planning;
•
Oversee the process for Director development, including the Director orientation program and on-going training;
•
Periodically review and reassess procedures for stockholders and other interested parties to send communications to the Board;
•
Assess the adequacy of the Committee's Charter annually;
•
 Retain and oversee the work of advisors it may deem appropriate; and
•
 Monitor risks associated with corporate governance matters and coordinate risk oversight activities for each of the Board's Committees. (See also “Risk Management Oversight”).

III.	DIRECTOR MATTERS

PROPOSAL #1: ELECTION OF DIRECTORS
Under the Bylaws of West Marine, our Board has the authority to determine the size of the Board and to fill vacancies. Currently, our Board is comprised of eight Directors who serve one-year terms and are elected to hold office until their successors are elected and qualified, or until resignation or removal in the manner provided in our Bylaws.
The eight Directors named below are nominees for election at this year's Annual Meeting and each is currently a Director who was elected by stockholders at our 2014 Annual Meeting.
Our Board has no reason to believe that any nominee for Director would be unable or unwilling to serve as a Director, if elected. If at the time of the Annual Meeting, or any adjournment thereof, any nominee is unable or unwilling to serve as a Director, the persons named as proxies intend to vote for such substitute nominee as may be nominated by our Nomination and Governance Committee and approved by our Board or as otherwise directed by our Board, unless directed by the stockholder to do otherwise.

DIRECTOR QUALIFICATIONS AND EXPERIENCE; DIRECTOR NOMINEES
West Marine requires its Directors to possess the experience and skills necessary to oversee the management of the Company in the interest of West Marine and its stockholders. Our Nomination and Governance Committee and our Board will consider, among other factors, the experiences, qualifications, attributes and skills of each new candidate or incumbent Director in nominating them for election at each annual meeting. For more information see "Director Nomination Guidelines and Process" under "Corporate Governance Framework" above.
The following chart sets forth the description of each Director nominee for election at our Annual Meeting, including his or her biographical information, qualifications and skills considered and each nominee's current occupation, employment history, business experience, public company director positions held and information regarding involvement in certain legal or administrative proceedings, if applicable, that caused our Nomination and Governance Committee to recommend, and our Board to conclude, that each Director should serve on the Board.

Name, Years of Service & Age	Position with West Marine	Other Public Company Board / Committee Service	Experience, Qualifications and Other Information

Randolph K. Repass Director since: 1968 Age: 71	• Chairman • Affiliated Director • Does not serve on any Committees	None
Experience
Mr. Repass has served as Chairman since 1968. He served as West Marine's Chief Executive Officer from 1968 to April 1995 and from July 1998 to November 1998, and as President from 1968 to 1990 and from August 1993 to March 1994.

Qualifications for Board Service
Mr. Repass, as the founder of West Marine and one of its major stockholders, defines the Company and its mission statement and values. He is being re-nominated as a Director because his vision, knowledge of the industry, understanding of the business and our customers' needs, combined with his strategic insight, are invaluable in guiding our Board and management in realizing our mission, in balancing short and long term goals, and in enhancing value for all of our stockholders.

Boating Experience
Mr. Repass has an extensive boating background including sailboat racing and cruising on sail and power boats.

Name, Years of Service & Age	Position with West Marine	Other Public Company Board / Committee Service	Experience, Qualifications and Other Information

Matthew L. Hyde Director since: 2012 Age: 52	• Inside Director • CEO and President • Does not serve on any Committees	Zumiez Inc. • Board Member • Member - Governance/Nominating Committee • Member - Compensation Committee
Experience
Mr. Hyde has served as our CEO and President since June 2012. Previously, he was the Executive Vice President of Recreational Equipment Inc. (“REI”), a retailer and online merchant of outdoor gear and equipment. Beginning his career with REI in 1986, Mr. Hyde held various positions, and just prior to joining West Marine, as their Executive Vice President, he oversaw the marketing, e-commerce and direct sales, real estate, store development, retail and customer experience functions. Mr. Hyde previously led REI's online division, championing its award-winning omni-channel strategy.

Qualifications for Board Service
Mr. Hyde's specialty retail background, along with his online retail, brand-building, marketing, merchandising and operational expertise, provide valuable insight to our Company and our Board. In addition, Mr. Hyde's service on the Board of a leading multi-channel specialty retailer of action sports related apparel, footwear, equipment and accessories not only aligns well with West Marine's merchandise expansion strategy, but also provides comparative expertise for our operational plans as well as for our compensation and leadership development programs.

Boating Experience
Mr. Hyde has been boating all of his life from fishing with his family on a wooden skiff, to kayaking, to an annual trek to Alaska to go salmon fishing. Mr. Hyde owns a sailboat and enjoys sailing on the Monterey Bay.

Dennis F. Madsen Director since: 2010 Age: 66	• Independent Director • Chair -Compensation and Leadership Development Committee • Member -Nomination and Governance Committee	Alaska Air Group (including subsidiaries: Alaska Airlines & Horizon Airlines) • Board Member • Member - Compensation and Leadership Development Committee • Member - Audit Committee
Experience
Mr. Madsen served as President and Chief Executive Officer of REI from April 2000 to March 2005. Mr. Madsen also served as REI's Executive Vice President and Chief Operating Officer from 1987 to March 2000, and prior to that, held numerous positions throughout REI.

Qualifications for Board & Committee Service
Mr. Madsen is being re-nominated as a Director because, among his other qualifications, he has demonstrated proven leadership capability and knowledge of the complex operational and financial issues facing an organization such as West Marine. His experience on other public company boards, and in leading a customer-service driven organization, and his knowledge of compensation and governance trends and best practices, also makes him a valuable contributor in all operational risks and strategies facing West Marine, and in executive compensation and leadership development.

Boating Experience
Mr. Madsen has spent the last 24 years sailing throughout the Pacific Northwest and Canadian waters. Previously spending five years as a live-aboard, Mr. Madsen has a keen understanding of boater needs and lifestyle.

Name, Years of Service & Age	Position with West Marine	Other Public Company Board / Committee Service	Experience, Qualifications and Other Information

Barbara L. Rambo Director since: 2009 Age: 62	• Lead Independent Director • Chair- Nomination and Governance Committee • Member - Compensation and Leadership Development Committee • Member-Audit and Finance Committee	PG&E Corporation • Board Member • Chair - Finance Committee • Member - Compensation Committee • Member - Nominating and Governance Committee
Experience
Since October 2009, Ms. Rambo has served as the Chief Executive Officer of Taconic Management Services, a management consulting and services company. Prior to joining Taconic Management Services, she was Chief Executive Officer, Vice Chair and a director of Nietech Corporation (payments technology company) during the period 2001 to 2009, and Chief Executive Officer of OpenClose Technologies (financial services technology company) during the period 2000 to 2002. Ms. Rambo previously held various executive and management positions at Bank of America, including head of national commercial banking. She has developed skills in corporate finance, capital markets, sales, strategic planning, marketing, operations and executive management.

Qualifications for Board & Committee Service
Ms. Rambo is being re-nominated as a Director because of the depth of her executive management and leadership experience with companies in the financial services and technology sectors and her experience on other public company boards. She brings a wealth of knowledge in corporate governance and risk management practices, which enables her to serve as a member of our Audit and Finance and Compensation and Leadership Development Committees, as Chair of our Nomination and Governance Committee and as our Lead Independent Director.

Boating Experience
Ms. Rambo is a sculler and sails in San Francisco and the Caribbean.

Alice M. Richter Director since: 2005 Age: 61	• Independent Director • Chair - Audit and Finance Committee • Member - Nomination and Governance Committee	G&K Services, Inc. • Board Member • Chair - Audit Committee
Experience
Ms. Richter was a certified public accountant with KPMG LLP for 26 years, until her retirement in June 2001. She joined KPMG's Minneapolis office in 1975 and was admitted to the KPMG partnership in 1987. During her tenure at KPMG, Ms. Richter served as the National Industry Director of KPMG's U.S. Food and Beverage practice, had three years of international experience, and also served as a member of the Board of Trustees of the KPMG Foundation from 1991 to 2001.

Qualifications for Board & Committee Service
Ms. Richter is being re-nominated as a Director because of her long career in public accounting and expertise in the accounting and finance areas, including a client-base in the retail industry, her experience in international operations, her service on another public company board, and her experience in reviewing internal controls, tax saving strategies, potential fraud, acquisitions and reorganizations. She possesses a keen understanding of complex financial accounting issues which provides the Board with an overall business and financial leadership perspective. In addition, Ms. Richter has vast experience in financial planning and investment and capital structure strategies, along with risk management and compliance matters, which enables her to make valuable contributions in her role as Chair of our Audit and Finance Committee. In 2012, Ms. Richter received her Board Leadership Fellow certification from the National Association of Corporate Directors.

Boating Experience
Ms. Richter is an avid water skier and an enthusiastic angler - particularly for freshwater walleye.  She is never far from a boat.

Name, Years of Service & Age	Position with West Marine	Other Public Company Board / Committee Service	Experience, Qualifications and Other Information

Christiana Shi Director since: 2011 Age: 55	• Independent Director • Member - Audit and Finance Committee • Member - Compensation and Leadership Development Committee	None
Experience
Ms. Shi has been the President of NIKE Global Direct-to-Consumer since 2013. In this role, Ms. Shi leads all of NIKE's retail business around the world, including digital commerce, NIKE Stores, and NIKE Factory Stores and partner retail. Prior to this, from April 2012 through June 2013, Ms. Shi served as Vice President and General Manager of NIKE, Inc. Global E-Commerce. In that role, she was responsible for the performance and growth of Nike.com around the world, including merchandising, experience design, consumer services, and digital commerce technology. From November 2010 through March 2012, Ms. Shi was the Vice President and Chief Operating Officer of NIKE, Inc.'s global direct-to consumer division. In this role, she was responsible for the division's global store, real estate, finance, information technology and supply chain operations. From 2000 to 2010, Ms. Shi was director and senior partner of McKinsey & Company, Inc., a global management consulting firm, and she was a principal (partner) at McKinsey from 1994 to 2000. Prior to 1994, she held numerous positions throughout McKinsey. From 1981 to 1984, Ms. Shi also held numerous positions at Merrill Lynch & Company, Inc.

Qualifications for Board & Committee Service
Ms Shi is being renominated to the Board because of her eCommerce knowledge and extensive retail experience, including retail operations, finance, information technology and supply chain operations. As President of NIKE Global direct-to-consumer business, her past roles as Chief Operating Officer of NIKE's direct-to-consumer division, and as a former senior partner at McKinsey & Company, Ms. Shi has a unique global perspective acquired through 20 years of work on four continents across an extensive array of consumer brands and retail operations. Further, her expertise in global retail expansion, category strategy, new concept development, store operations, inventory management, performance transformation and the direct/e-commerce business makes her well-qualified to serve on our Board and as a member of our Audit and Finance Committee and our Compensation and Leadership Development Committee.

Boating Experience
Ms. Shi is an enthusiastic sailor and boater.

Name, Years of Service & Age	Position with West Marine	Other Public Company Board / Committee Service	Experience, Qualifications and Other Information

James F. Nordstrom, Jr. Director since: 2012 Age: 42	• Independent Director • Member- Compensation and Leadership Development Committee	None
Experience
Mr. Nordstrom has been Executive Vice President of Nordstrom, Inc. since February, 2005 and in May 2014, he was also appointed President of Stores. Mr. Nordstrom served as President of Nordstrom Direct from February 2005 to May 2014. He previously served as Corporate Merchandise Manager of Children's Shoes from May 2002 to February 2005, as a Project Manager for the design and implementation of Nordstrom's inventory management system from August 1999 to May 2002 and as a Store Manager in Los Angeles, California, from December 1997 to August 1999. He has been employed by Nordstrom, Inc. since 1986.

Qualifications for Board & Committee Service
Mr. Nordstrom is being re-nominated to the Board because his e-commerce insights and expertise, coupled with his extensive executive and operational experience, provides us with information and advice on our store optimization and e-commerce strategies and other matters relevant to the retail industry. In addition, as one of the industry's leading spokesmen, Mr. Nordstrom's expert guidance is sought by our management and Board on omni-channel retailing as we continue to evolve and grow our business. Additionally, his senior executive status provides our Compensation and Leadership Development Committee with key insights into relevant compensation practices in the retail industry and in executive development.

Boating Experience
Mr. Nordstrom grew up boating in the San Juan Islands and British Columbia with his family, and has continued that tradition with his wife and children aboard their 36 foot sports fisher.

Name, Years of Service & Age	Position with West Marine	Other Public Company Board / Committee Service	Experience, Qualifications and Other Information

Robert D. Olsen Director since: 2013 Age: 62	• Independent Director • Member- Audit and Finance Committee	None
Experience
Between 2000 and his retirement in January of 2013, Mr. Olsen worked in numerous roles at AutoZone, Inc. Most recently, Mr. Olsen served as Corporate Development Officer, Customer Satisfaction. In this role, he was responsible for the Mexico and ALLDATA businesses and strategic growth initiatives that included AutoZone's store expansion into Brazil and ALLDATA's entry into Europe. He previously served as Executive Vice President, Store Operations, Commercial, Mexico and ALLDATA from 2007 to 2009, as Executive Vice President, Supply Chain, IT, Mexico and Store Development from 2005 to 2007, as Senior Vice President, Mexico and Store Development from 2001 to 2005, and as Senior Vice President, Planning and Store Development from 2000 to 2001. Prior to that, Mr. Olsen was Executive Vice President and Chief Financial Officer for Leslie's Poolmart, a specialty retailer of swimming pool supplies and accessories from 1993 to 2000. From 1990 to 1993, he served as Executive Vice President and Chief Financial Officer of Tuneup Masters, a California-based chain of quick tuneup and lube outlets. Prior to that, he held various positions at AutoZone, including the role of Senior Vice President, Finance Administration and Chief Financial Officer, and at Pepsico.

Qualifications for Board & Committee Service
Mr. Olsen is being re-nominated to our Board because, in addition to his broad-based retail operational experience, he brings a hard goods retailing perspective to the Board. Additionally, Mr. Olsen's prior experience in key strategic and operational roles, as well as his experience as a Chief Financial Officer, makes him well qualified to serve on the Board and its Audit and Finance Committee. Mr. Olsen has joined with Ms. Richter as our second financial expert.

Boating Experience
Mr. Olsen enjoys pleasure boating and fishing with his family and friends at his home on Pickwick Lake in Tennessee.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR”
THE ELECTION OF EACH OF THE EIGHT DIRECTOR NOMINEES NAMED ABOVE.

IV.	AUDIT AND FINANCE COMMITTEE MATTERS

PROPOSAL #2: SELECTION OF OUR INDEPENDENT AUDITORS
Our Audit and Finance Committee selected PwC as the Independent Auditors for our 2015 Fiscal Year. PwC also served as our Independent Auditors for our 2014 Fiscal Year and for fiscal year end 2013 (see "Other Audit and Finance Committee Matters" below).
Although stockholder ratification of the Audit and Finance Committee's action in this respect is not required, our Board considers the selection of the Independent Auditors to be an important matter of stockholder concern and as a matter of good governance practice and, therefore, is submitting the selection of PwC for stockholder ratification, subject to the review, oversight and discretion of our Audit and Finance Committee. Such ratification shall be effective upon receiving the affirmative vote of the holders of a majority of the votes cast at our Annual Meeting. If our stockholders do not ratify the selection of PwC, the engagement of Independent Auditors will be reevaluated by our Audit and Finance Committee.
A representative of PwC will be present at the Annual Meeting, will be offered the opportunity to make a statement if the representative so desires, and will be available to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”
THE RATIFICATION OF PRICEWATERHOUSE COOPERS LLP AS INDEPENDENT AUDITORS.

OTHER AUDIT AND FINANCE COMMITTEE MATTERS

EVALUATION OF INDEPENDENCE OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Our Audit and Finance Committee annually reviews the Independent Auditors' independence and performance in connection with the Committee’s determination of whether to retain the current audit firm or to engage another firm and considers the following:

•	The auditors' historical and recent performance on the Company’s audit, including the results of an internal evaluation of the auditor’s service and quality;

•	External data relating to audit quality and performance, including recent Public Company Accounting Oversight Board ("PCAOB") reports on the auditor and its peer firms;

•	The appropriateness of the auditor’s fees, on both an absolute basis and as compared to its peer firms;

•	The auditor’s tenure;

•	The auditors' familiarity with retail operations and the capability and expertise in handling the breadth and complexity of our operations;

•	The professional qualifications and performance of the lead audit partner and those of his or her audit staff;

•	The auditors' independence from the Company and management;

•	The level of fees approved for audit and non-audit services to ensure their compatibility with the auditor’s independence; and

•	The scope of and overall plans for the annual audit.
Based on this evaluation, our Audit and Finance Committee determined that PwC's retail experience and expertise provides relevant perspective when evaluating the Company's accounting policies and practices relative to its other clients in the retail industry. The Committee also considered the proposed audit fees for professional services to be provided in connection with the audit of our consolidated annual financial statements and our internal control over financial reporting and reviews of our quarterly financial statements, as well as audits of subsidiary financial statements (including statutory audits), regulatory filings, consents and other SEC matters. The Committee determined that the proposed fees to be charged by PwC were reasonable in amount and consistent with the delivery of a quality audit, audit related and tax compliance services and were consistent with the maintenance of their independence.
Following its review, on March 18, 2015, our Audit and Finance Committee approved the appointment of PwC as our independent registered public accounting firm to audit our 2015 Fiscal Year financial statements. The Committee requests that our stockholders ratify such selection and appointment (see "Proposal #2: Selection of Our Independent Auditors") above.
The reports of Grant Thornton LLP ("Grant Thornton"), our former independent registered public accounting firm, on our consolidated financial statements as of and for the fiscal year ended December 29, 2012 (“FYE 2012”), did not contain an adverse opinion or a disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope or accounting principles. During FYE 2012 and for the subsequent interim period through August 5, 2013 (the "2013 Interim Period"), the date on which PwC was appointed, there were no disagreements between the Company and Grant Thornton on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which, if not resolved to Grant Thornton’s satisfaction, would have caused Grant Thornton to make reference thereto in its report on the consolidated financial statements for such year, and there have been no reportable events.
During FYE 2012, and for the subsequent 2013 Interim Period, no one on behalf of the Company consulted with PwC regarding either: (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered with respect to our consolidated financial statements, and no written report or oral advice was provided to us by PwC that was an important factor considered by us in reaching a decision as to any accounting, auditing or financial reporting issue; or (ii) any matter that was the subject of a disagreement or a reportable event.
PwC did provide, and continues to provide, tax services to the Company and its subsidiaries, including preparation of the federal and state tax returns, including FYE 2012. The Audit and Finance Committee has approved the tax services that PwC provides the Company in accordance with applicable SEC independence rules.

FEES PAID TO OUR INDEPENDENT AUDITORS
The following table summarizes the fees of PwC billed to us for our last two fiscal years and fees of Grant Thornton billed to us for fiscal year 2013:

($ in thousands)	2014 Fiscal Year		2013 Fiscal Year
	PwC		PwC		Grant Thornton
Audit Fees	$750	(1)	$585	(2)	$266	(3)
Audit-Related Fees (4)	5		—		16
Tax Fees (5)	179		125		12
All Other Fees	—		—		—

(1)	Consists of fees billed to us by PwC for services rendered for the 2014 Fiscal Year audit.

(2)	Consists of fees billed to us by PwC for services rendered for the 2013 Fiscal Year audit.

(3)	Consists of fees billed to us by Grant Thornton for services rendered related to the review of the 2013 Interim Period first two quarters and consent for FYE 2012.

(4)	Includes fees primarily related to statutory audits.

(5)	Includes fees for tax advice and tax return assistance.
Our Audit and Finance Committee considered whether the provision of the services covered under the captions “Audit-Related Fees” and “Tax Fees” above is compatible with maintaining PwC's independence, and no services were rendered pursuant to the pre-approval exception provided in Rule 2-01(c)(7)(i)(C) of Regulation S-X.

PRE-APPROVAL OF INDEPENDENT AUDITOR SERVICES
Pursuant to our Policy for Pre-Approval of Independent Auditor Audit and Non-Audit Services adopted by our Audit and Finance Committee:

•
We may engage our Independent Auditors to provide audit and permissible non-audit services that have been pre-approved by our Committee with monetary limits on each service, before the services are rendered, except that no services may be provided to West Marine or any of its subsidiaries which would cause the SEC or the NASDAQ Stock Market to no longer consider our Independent Auditors to be independent or if such engagement would otherwise cause West Marine or any of its subsidiaries to violate any other applicable laws, regulations or policies.

•
Our Audit and Finance Committee has designated our CFO or PFO to monitor the performance of all services provided by our Independent Auditors and to determine whether such services are in compliance with the policy. Our CFO or PFO will report promptly to our Audit and Finance Committee Chair any non-compliance (or attempted non-compliance) with this policy of which our CFO or PFO becomes aware.

•
Before approving any services, our Committee considers the appropriate ratio between the total amount of fees for audit, audit-related and tax services and the total amount of fees for certain permissible non-audit fees paid to the Independent Auditor to ensure that they are not excessive.

•
Ms. Richter, as Chair, has been delegated the authority, as necessary and appropriate between regularly scheduled Audit and Finance Committee meetings, to pre-approve additional services or increases in previously approved monetary limits for such services, provided that such services would not impair the independence of our Independent Auditors, that fees relative to such services do not exceed $50,000 per project.

•	Ms. Richter is required to report any such interim approvals at the next regularly scheduled meeting for Audit and Finance Committee ratification of such action.

WHISTLEBLOWER POLICY AND PROCEDURES
Our Audit and Finance Committee also has approved a Whistleblower Policy and Procedures relating to corporate reporting and disclosure, accounting and auditing controls and procedures, securities compliance and other matters pertaining to fraud against stockholders. This policy was last reviewed in December 2014. It provides details for reporting such concerns or violations directly to on or more of the following: members of the Committee; a number of internal resources, including our General Counsel/Secretary or our Internal Auditor; any regulatory agency having jurisdiction over the reported concern; and/or anonymously through our “Network Hotline” operated by a third party (by calling 1-800-241-5689). If reported to a party other than the Audit and Finance Committee, the policy also outlines the procedures through which any such reporting is forwarded to the Committee. The policy prohibits any retaliation for any complaints reported in good faith. At each Audit and Finance Committee meeting, our General Counsel/Secretary or our Internal Auditor is required to present a summary of communications, if any, alleging an accounting irregularity, securities fraud or other wrongdoing covered by this policy, received directly or anonymously since the last Committee meeting, including how the matter was handled. The General Counsel/Secretary will make those communications available to any Director on request.
A copy of our Audit and Finance Committee Charter, our Whistleblower Policy and Procedures, our Internal Process for Handling Communications to the Audit and Finance Committee and our Internal Process for Handling Communications to Directors (Non-Audit and Finance Committee) are available, free of charge, on West Marine's website at http://www.westmarine.com/ under “Investor Relations,” or a printed copy of each of these policies can be obtained by writing to our Secretary.

AUDIT AND FINANCE COMMITTEE REPORT
The four members of the Audit and Finance Committee are named below. Each member meets the heightened independence requirements of Section 10A(m)(3) of the Exchange Act. The Board has determined that two of the Audit and Finance Committee members, Ms. Richter and Mr. Olsen, qualify as “audit committee financial experts” as defined by SEC rules.
Management is responsible for the financial reporting process, including the system of internal control over financial reporting, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States (“GAAP”). Our Independent Auditors are responsible for auditing these financial statements and expressing an opinion as to their conformity to GAAP. Our Audit and Finance Committee's responsibility is to monitor and review these processes, acting in an oversight capacity, and our Committee does not certify the financial statements or guarantee the Independent Auditors' report. Our Committee relies, without independent verification, on the information provided to it, including representations made by management and the Independent Auditors, including its audit report.
In connection with the 2014 Fiscal Year financial statements, the Audit and Finance Committee: (i) reviewed and discussed with management, our Internal Auditor and PwC, the audited consolidated financial statements; (ii) discussed with PwC the matters required by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU section 380), as adopted by the PCAOB in Rule 3200T; and (iii) received the written disclosures and the letter from PwC required by applicable requirements of the PCAOB regarding the Independent Auditors' communications with the Audit and Finance Committee concerning independence, and discussed such matters with PwC, including their independence and the compatibility of non-audit services with such independence.
In connection with the foregoing, our Committee met with PwC and with the Company's Internal Auditor, in each case, with and without other members of management present, to discuss the results of their respective examinations, the evaluations of West Marine's internal controls and the overall quality and integrity of its financial reporting, including its disclosure control processes and procedures. Based on these reviews and discussions, the Audit and Finance Committee recommended to the Board that the audited consolidated financial statements for the 2014 Fiscal Year be included in the Annual Report, as filed with the SEC on March 12, 2015.

March 18, 2015	Audit and Finance Committee
Alice M. Richter, Chair Barbara L. Rambo Christiana Shi Robert D. Olsen
The Audit and Finance Committee Report set forth above will not be deemed to be incorporated by reference into any filing under the Securities Act of 1933 or under the Exchange Act, except to the extent that West Marine specifically incorporates such reports by reference, and such report will not otherwise be deemed to be soliciting materials or to be filed under such Acts.

V.	EXECUTIVE COMPENSATION

OUR NAMED EXECUTIVE OFFICERS
As of the end of our 2014 fiscal year, our NEOs were:

•	Matthew L. Hyde, our Chief Executive Officer and President;

•	Thomas R. Moran, our former Chief Financial Officer, Executive Vice President - Finance and Assistant Secretary; and

•	Barry Kelley, our Executive Vice President - Stores and Wholesale.
The chart below includes additional information about our non-director NEOs and the section entitled “Director Matters - Director Qualifications and Experience; Director Nominees” contains information related to Mr. Hyde who also is an incumbent Director and Director nominee at this Annual Meeting.
No family relationships exist among any of our Directors or NEOs.
In certain instances in this Proxy Statement where the context requires, NEOs include Ronald Japinga, our former Executive Vice President-Merchandising, Replenishment and Logistics. Mr. Japinga resigned effective July 11, 2014.

Name & Age	Position Held & Hire Date	Work Experience and Other Information

Thomas R. Moran Age: 54	Position: Chief Financial Officer, Executive Vice President and Assistant Secretary Hired: 2007 Resigned: Effective 1/30/2015
Work Experience
In his role as Chief Financial Officer during 2014 and up through his resignation effective January 30, 2015, Mr. Moran oversaw all of West Marine's financial activities, including all accounting functions, preparation of financial statements, monitoring of expenditures and liquidity, managing investment and taxation issues and recommending the capital structure of the business. Mr. Moran joined West Marine as Senior Vice President and CFO in January 2007 and on May 29, 2013, he was promoted to Executive Vice President, at which time he assumed additional responsibilities overseeing West Marine's information technology function. In August, 2014, Mr. Moran's scope of responsibilities were further expanded to include the real estate and visual merchandising departments. Prior to joining West Marine, Mr. Moran served as the Chief Financial Officer of the Wearguard-Crest Division of ARAMARK Corporation, ARAMARK's work apparel and uniform division, from June 2004 until January 2007. Prior to joining ARAMARK, Mr. Moran was a Director of Finance of Limited Brands, Inc. from 2000 to 2004 and was the Director of Planning for CarMax Auto Superstores from 1995 to 2000.

Boating Experience
Mr. Moran and his wife have enjoyed many years of power-boating experience and exploring the sights of the Monterey Bay.

Barry Kelley Age: 52	Position: Executive Vice President-Stores and Wholesale Hired: 1989
Work Experience
Mr. Kelley is responsible for the sales and operations of all of our retail stores in the U.S., Canada and Puerto Rico, as well as our Port Supply division, which services our professional customers. In July 2014, Mr. Kelley also assumed oversight of the logistics function and beginning in February 2015 his responsibilities increased to oversight of the real estate and visual merchandising departments. Mr. Kelley joined West Marine in December 1989, and prior to his promotion to Executive Vice President of Stores and Wholesale in December 2013, he held the positions of Senior Vice President from May 2012 and Vice President of Port Supply from December 2007. Prior to December 2007, he was Southeast Regional Vice President, Southeast District Manager, Store Manager and various other store positions for West Marine.

Boating Experience
Mr. Kelley has been actively involved in the marine industry for more than 30 years, and has been a lifelong boater, equally enjoying a good day sailing or one spent offshore fishing.

PROPOSAL #3: ADVISORY VOTE ON THE COMPENSATION OF OUR NEOs
Our Compensation and Leadership Development Committee engages the services of the Compensation Adviser, who is an independent compensation consultant employed with FW Cook, to advise on Executive Compensation matters, including competitive compensation targets within the marketplace, and Company performance targets and analysis. As discussed in more detail in the CD&A below, our Executive Compensation program is designed to attract and retain a talented team of Executives who can deliver on our commitment to build long-term stockholder value. The Compensation and Leadership Development Committee believes our program is competitive in the marketplace, links pay to performance by rewarding our NEOs for achievement of short-term and long-term financial and strategic goals, and aligns our NEOs’ interests with the long-term interests of our stockholders by providing a mix of performance and service-based equity awards. Specifically, a significant portion of compensation paid to our NEOs is based on the Company’s financial performance.
Our Compensation and Leadership Development Committee believes stockholders should consider the following key components of our Executive Compensation programs and governance practices when voting on this Proposal:
Pay-for-Performance Objectives
Targeted Pay. We target Executive base salary, total cash compensation, and total direct compensation to approximate a reasonable range of our "Peer Group Benchmark Companies" (defined in the section below entitled "Decision Making Process" in the CD&A) for performance that meets expectations, with the opportunity for above-market median compensation only if performance exceeds expectations.
Pay Mix. Our Executive Compensation program includes a mix of fixed and variable compensation, including annual and long-term incentives that create a balance between short-term and long-term focus.
Annual Incentives. Our 2014 annual bonus program was designed to motivate and reward our Executives for achievements that position the Company for the future and which are directly tied to two key financial performance metrics: total Company sales and operating pre-tax profit, which measure top line growth and bottom line profitability. For 2014, the target expectations were $703 Million for total Company sales and $23.8 Million for pre-tax profit. These metrics were not met in 2014 and so no annual bonus was paid to our Executives.
Long-Term Incentives. Our 2014 equity awards for our Executives at the Divisional Vice President-level and above included a mix of performance-based restricted stock units (“PVUs”), and time-vested restricted stock units (“RSUs”) with holding requirements and three-year vesting periods. PVUs were tied to the Company’s achievement of its return on invested capital ("ROIC") goal, which is a key input to the calculation of economic profit and what we believe is an important factor in enhancing stockholder value. The Company did not meet its target ROIC goal of 6.34%, so no PVUs granted in 2014 will vest.
We are asking our stockholders to approve, on an advisory basis, the compensation of our NEOs as reported in this Proxy Statement. We urge you to read the entire CD&A section below, which describes in more detail how our policies and procedures related to Executive Compensation operate and are designed to achieve our compensation objectives, as well as the Summary Compensation Table, set forth on page 43 and other related compensation tables and narrative appearing elsewhere in this Proxy Statement, which provide detailed information on the compensation of our NEOs.
We believe our Executive Compensation program strikes the appropriate balance between utilizing responsible, measured pay practices and effectively aligning the interests of our Executives to dedicate them fully to value creation for our stockholders.

THE BOARD STRONGLY ENDORSES THE COMPANY'S EXECUTIVE COMPENSATION PROGRAM AND RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE FOLLOWING RESOLUTION:
“RESOLVED, that the stockholders hereby approve, on an advisory basis, the compensation paid to West Marine Inc.'s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables and the related narrative disclosure contained in this proxy statement.”
Because your vote is advisory, it will not be binding on our Board. However, our Board and its Compensation and Leadership Development Committee value the opinions of our stockholders and will continue to consider voting results when making future decisions regarding our Executive Compensation program. See the "CD&A–Executive Summary–2014 Say-on-Pay Voting Results and Stockholder Outreach" section below.
At our 2011 annual meeting, and consistent with our Board's recommendations, our stockholders voted to hold an advisory vote on the approval of Executive Compensation on an annual basis. After consideration of this vote from our stockholders, our Board has determined to continue to hold an advisory vote on the approval of Executive Compensation on an annual basis until the next advisory vote on frequency occurs. An advisory vote on frequency of stockholder advisory votes on Executive Compensation is required to be held at least once every six years. Accordingly, such next stockholder advisory vote will be held at our 2017 annual meeting of stockholders.

COMPENSATION DISCUSSION AND ANALYSIS
In this CD&A section of our Proxy Statement, we focus on our Executives and describe our Executive Compensation philosophy and program, as well as the compensation decisions we and the Compensation Leadership and Development Committee have made under our program.
This CD&A begins with an “Executive Summary” that provides the highlights of our business performance, our Executive Compensation structure, and the relationship between the two. This section also summarizes key actions taken by our Compensation and Leadership Development Committee in 2014.
You should read this CD&A in conjunction with the narrative descriptions and detailed tables beginning on page 43 of this Proxy Statement.

A. EXECUTIVE SUMMARY
Company Overview and Summary of 2014 Business Results
West Marine, founded in 1968 by a sailor, is the largest omni-channel specialty retailer in our industry, exclusively offering boating supplies, gear, apparel, footwear and other waterlife-related products. Our customers include boat owners, professional marine service providers, and those new to West Marine who enjoy recreating on or around the water. With 279 retail store locations, two eCommerce websites (for our retail and professional services customers) and a call center, we are able to offer our customers the core boat products they need with the lifestyle products they want through any shopping channel they prefer.
Progress on our Growth Strategies:
Our key growth strategies -- eCommerce, Store Optimization and Merchandise Expansion -- are designed to reposition West Marine into a broader waterlife outfitter, while maintaining our position as the leading boat parts specialty retailer. These strategies expand our brand presence and provide an inviting customer experience with compelling product offerings. These strategies were developed with the oversight of our Board during our annual strategic planning process. The Board's depth of professional experience and areas of expertise, particularly in consumer products, and their retail industry knowledge, have been vital in understanding and shaping each strategy during our planning process. At least quarterly, our Board actively engages with us on determining our performance against our goals, and lends support and assistance in setting our strategic direction to ensure that our initiatives perform at a level which is reflective of the Company's long-term vision for success.
Under the Board's stewardship, we increased our investments in each of these initiatives with the goals of growing top line sales from core boating products and our merchandise expansion lines, increasing our customer base, and rebuilding our infrastructure to position West Marine for steady, long-term profitability. Our strategic goals are reflected in our "15/50" plan:

•
eCommerce: The first number in the 15/50 plan refers to our objective to grow our eCommerce business to 15% of total sales. Early in 2014, we launched our new westmarine.com website and experienced greater-than-anticipated disruption, which resulted in only modest eCommerce revenue growth of 1.4% for the year. However, once this upgraded platform stabilized our growth rate for domestic eCommerce recovered and, in the fourth quarter of 2014, we realized an increase of 11.7% (on a 13-week to 13-week comparative basis). The enhanced website offers our customers better functionality, relevant product information and a wider breadth of product offerings, including our merchandise expansion categories, which we believe will continue to drive growth and strengthen our omni-channel position. Also during 2014, we invested in people and systems to build a new wholesale website (portsupply.com), which successfully launched in January of 2015. This website serves our professional customers and, similar to other business-to-business websites, portsupply.com will help grow this portion of our business more rapidly, but on a smaller base than our retail consumer site. Early indicators reflect positive customer reaction. Our eCommerce channel represented 7.7% of our 2014 revenues, and we remain committed to our goal for eCommerce to represent 15% of total sales by 2019.

•
Store Optimization: The second number in the 15/50 plan reflects our goal of delivering 50% of total sales from our consolidated and revitalized stores. We refer to these as "experience stores," as they provide a new shopping experience for our customers both in terms of store design and expanded product assortment. Prior to 2014, we focused on consolidating two or more stores into one larger location in our major markets to drive sales and profitability through an improved shopping experience with greatly expanded product assortments in what we believe to be better store locations. Beginning in 2014, we expanded this strategy to include “revitalizations” of select stores, which requires significantly less investment than new stores as it consists of light remodeling, space optimization, product assortment changes, and new product category introductions. The 11 stores we revitalized in 2014 delivered a 6.6% comparable store increase in the fourth quarter and this came from strength in both core boat parts sales, which grew in the low to mid-single-digits, and merchandise expansion products, which grew over 20%. With these early positive results, we plan to expand our store revitalization projects in 2015 to approximately 15 locations, while slowing the pace of store consolidations, as we completed the majority of consolidations that we had identified in prior years. Sales through our optimized stores represented approximately 42.4% of our total sales in 2014 and supports our goal to deliver 50% of our total sales through optimized stores by 2019.

Additionally, as a result of testing we performed in 2014, we started rolling out a very broad-based change that is aimed at improving sales in about 180 of our standard-sized traditional stores. These changes include product assortment updates, deepening inventory levels (primarily made up of non-perishable core boat parts) and adding merchandise expansion products in stores that have excess available space. We expect this initiative to increase the productivity of these traditional stores, primarily through gains from sales of core boat products. Through 2015, we will continue to measure the success of this initiative and as we learn from this work, we will refine our pace, scope and investments accordingly.

•
Merchandise Expansion: Our eCommerce and store optimization strategies are supported by our merchandise expansion initiative. This strategy welcomes a broader group of customers who are passionate about recreating on or around the water by providing these customers with a wider selection of footwear, apparel, clothing accessories, fishing products, waterlife accessories, and paddlesports equipment, primarily through our larger-format stores and on our eCommerce website. Sales of this group of products increased by 14.1% from last year and comprised approximately 18.7% of our revenues.

2014 Key Financial Performance
We characterize 2014 as a year of continued investments in our strategic initiatives and of strengthening our business. We gained some benefit and momentum from our growth strategies and our experiences are helping to refine our investments and build good top line growth. However, this year also confirmed that repositioning our brand takes time.
The external environment also has generated a mix of challenges and successes. During the first half of the year, many of our markets experienced unusually cold weather which, in turn, resulted in a reduction in boat usage, and in certain seasonal markets, caused some customers to entirely forgo typical spring commissioning of their boats. During the second half of 2014, we experienced a modest recovery in our sales trends as somewhat better weather conditions returned in many of our markets which, in turn, led to improved boat usage and sales in our core categories. In addition, we believe our focused strategies to drive holiday sales were successful, enabling us to deliver 2.8% comparable store sales growth during the fourth quarter (adjusted to remove the impact of the extra week in fiscal 2014). However, we experienced higher costs than anticipated, which significantly impacted our profitability for the year.

2014 Key Results
*	Net revenues for the 53-week period increased 1.9% compared to the 52-week period last year and net revenues for the fourth quarter increased 8.9% compared to the 13-week period in the prior year.
*	Excluding the impact of the 53rd week, comparable store sales increased by 0.1% for the year and by 2.8% for the fourth quarter, when compared to the comparable periods last year.
*
Pre-tax income was $4.0 million and earnings before interest, taxes, depreciation and amortization (“EBITDA”) was $22.6 million, compared to pre-tax income of $15.3 million and EBITDA of $30.7 million last year.

*
Net income and earnings per share were $1.9 million and $0.08, respectively, compared to net income of $7.8 million and $0.32 earnings per share last year. Excluding a $0.8 million tax valuation allowance, net income for fiscal 2014 was $2.8 million, or $0.11 per share.

*	The Company remained debt-free at year-end and had $101.1 million available on its revolving credit line at the end of the fiscal year.
In summary, we saw some positive results even with the impact of extreme weather patterns throughout the first half of the year, primarily driven by investments in our growth strategies. These strategies delivered encouraging early results, however they remain a relatively small, but growing, part of our business. The pace of our investments will continue through 2015, including additional capital investments, to further improve our eCommerce websites and to upgrade our information technology infrastructure. This work supports our omni-channel retail model, which is designed to provide a seamless customer experience across all shopping channels as we continue to reposition our Company into a broader waterlife outfitter.
Consistent with our pay-for-performance philosophy, because we did not achieve our financial goals for 2014, none of our Executives, including our NEOs, earned an annual cash bonus award for fiscal 2014 and no PVUs were earned by our Executives. For more information regarding our short and long-term incentive plans, see "Elements of Executive Compensation" below in this CD&A section.
2014 Say-on-Pay Voting Results and Stockholder Outreach
At our 2014 Annual Meeting, 99.1% of votes cast by our stockholders were in favor of our Executive Compensation program. We are pleased that our stockholders approved and supported our efforts to offer a competitive Executive Compensation program designed to deliver stockholder value over the long-term. We also recognize that stockholder views can change as circumstances change, including those in our industry, our business, and changes resulting from economic and market influences. To ensure continued communication with our stockholders, in 2014 we engaged the services of D.F. King, a proxy solicitation and corporate/financial communications firm. D.F. King's personnel, together with our CEO and former CFO, reached out to a diverse mix of our institutional investors (who, with our founder and Chairman's holdings, represent an estimated 85% of our outstanding stock) to discuss a variety of topics, including our business initiatives, our governance practices and our Executive Compensation program. Additionally, our former CFO and our General Counsel held telephone conferences with leading proxy advisory firms to better understand any feedback, concerns or recommendations they had on these matters.
As a result of this outreach, we learned that our stockholders and other key stakeholders generally recognize and appreciate the changes we have made over the last few years to strengthen our governance and compensation practices. In particular, they acknowledged our continued efforts to unwind related party transactions with our Chairman, our positive stockholder rights positions, our performance-based short and long-term incentive plans, our stock ownership requirements for our NEOs, no single trigger change-in-control benefits, and our Clawback Policy for our NEOs. Our investors also acknowledged the steps we took to reduce stockholder dilution and burn rate by replacing stock options with RSUs and PVUs, by eliminating the broad distribution of equity awards to our associates and by executing a stock buyback program. With these changes in our equity practices, our share usage rates are now at peer median levels and our burn rate has stabilized at competitive levels. For more information on our stockholder communication efforts see "Stockholder Communications/Stockholder Engagement" under the section entitled "Corporate Governance Framework" above. We also know that our investors require a higher level of return on their investment in our Company. We are committed to delivering improved Total Shareholder Returns ("TSR") by continuing our focus on, and investment in, our strategic initiatives which are designed to deliver these results over the long-term. For more information see "Progress on our Growth Strategies" above under the section entitled "Company Overview and Summary of 2014 Business Results."
Effective Corporate Governance Reinforces Our Compensation Program
The following table highlights the changes we have made in our Executive Compensation program, including the compensation practices we have implemented over the last few years to drive performance, achieve sustainable results, mitigate risk, encourage the attraction and retention of key talent and align with our stockholders' long-term interests:

KEY FEATURES OF OUR EXECUTIVE COMPENSATION PROGRAM
Clawback Policy in effect for NEOs	No employment agreements
Performance-based incentive pay: - Annual bonus based on two key financial metrics - Added PVUs to long- term incentives	- No guaranteed bonuses - No bonuses paid for 2014 (tied to Company financial performance)
Higher mix of performance-based (60%) to fixed (40%) compensation for Executives	- No year-over-year significant increases in fixed base salary or variable pay - CEO salary static since employment start date
Stock repurchase program adopted in 2013 and continued through 2014 (to mitigate stockholder dilution)	Shifted from stock options to full-value equity awards (RSUs and PVUs)
Peer Group determined annually (in-line with stockholder advisory peer groups)	No supplemental Executive retirement plans
Perquisites limited to executive life insurance only	Tax gross ups not permitted
Robust Stock Ownership Policy for Executives and Directors	Vested and unvested stock options and unearned PVUs not counted toward stock ownership
One-year holding period for equity awards purchased through Stock Buying Plan	Hedging or pledging of Company securities not permitted
- Require equity award retention ratios:
* 50% of the after-tax shares for stock option
      exercises and sale of stock purchased through our Stock
      Buying Plan
    * 75% of the after-tax shares for sale of RSUs or PVUs

- Directors and Executives required to maintain threshold
   throughout term of service

- Equity Incentive Plan prohibits without Stockholder Approval:
   * Re-pricing of underwater options/stock
       appreciation rights; and * Cash buyouts and voluntary surrender of underwater options
- No liberal share counting permitted (i.e., share
   pool is reduced by shares withheld on option
   exercise)
- Evergreen provisions not permitted

Equity award grants: - No less than three year vesting period - 100% of fair market value grants - no discounts - Fixed grant dates - One and three year burn rate within industry cap - Fungible pool design (RSUs/PVUs valued at two times options/stock appreciation rights)
- Automatic acceleration of equity vesting on change-in-control not permitted - No change in control agreements in equity awards permitted
No single-trigger change in control for equity vesting (not automatic - requires Committee approval)	New individual severance agreements not permitted
Active Board and Committee oversight and risk management of compensation-related risks	No unlimited upside (bonus and PVUs are capped)
Reasonable Executive severance (well under three times base salary plus bonus)	Reasonable CEO compensation to next highest paid Executive (at only 1.8x)
Independent compensation committee consultant engaged	No other services provided to Company by compensation consultant
Continued stockholder and rating agency outreach	No restriction to stockholder accessibility to our Board or Compensation and Leadership Development Committee
See also "Other Key Governance Practices" on page 8 of this Proxy Statement.
Executive Compensation Philosophy & Principles.
Our compensation philosophy is integrated with West Marine's mission statement which includes the principle that: “We will provide an open, supportive, challenging, team-oriented environment where our Associates can achieve job satisfaction, professional and personal growth, and be compensated based on Company and individual performance.” This principle endures today in our Executive Compensation policies that link pay for performance and align the pay of our Executives with the interests of our stockholders by:

•	Maintaining a performance-based and risk-appropriate compensation package that aligns with long-term stockholder values;

•
Providing a competitive level of total compensation necessary to attract and retain talented and experienced Executives with relevant retail experience, who enjoy recreating on and around the water, and who are enthusiastic about our mission and culture; and

•
Appropriately motivating and rewarding our Executives to deliver high performance to our stockholders, customers and the communities in which we operate, to contribute to our short-and long-term success and to help drive total return to our stockholders.

A summary of the principal components of our Executive Compensation program and the purpose of each component are presented in the following table, with specifics of our program, including our compensation decision-making process, discussed in the sections following this table.

EXECUTIVE COMPENSATION PROGRAM PRINCIPAL COMPONENTS
Component	Key Characteristics	Link to Philosophy
Base Salary	• Fixed • Reviewed annually • NEOs' salary are below peer group median • No increase in CEO or EVP- Stores & Wholesale in 2014 • 3% cost of living increase for other NEOs
• Provide reasonable and competitive fixed pay based on level of performance, contribution and experience, as well as relative position to peer companies

• Attract and retain talented executives to drive our success

• Competitive for each role, responsibilities and
   experience

• Targeted within the median range of our peer group

Short-Term Incentive Award	• Variable • Performance-based metrics ° Total sales (30%) ° Pre-tax profit (70%) • Minimum threshold for bonus eligibility • Payout capped at 200% of target
• Drive overall Company, business unit and individual
   performance year-to-year
• Focus on growing net revenue, profitability, share of retail sales and delivering strategic business objectives

• Target bonus amount is set as a percentage of base salary

• Actual payout determined by financial performance

• Target total cash (base salary + target bonus) designed to deliver cash compensation within the median range of peers

Long-Term Incentive Award	• Variable • 67/33% RSU to PVU mix • Eliminated stock option grants • Options and RSU values are based on appreciation in share price • PVU value is based on ROIC
• Align interests of Executives with stockholders and reward achievement of long-term performance goals
• Motivate Executives to deliver performance that will result in sustained long-term growth

• Based on stockholder and proxy firm feedback, ROIC was
added as a performance metric in 2014

• Target long-term incentive award size designed to deliver target total direct compensation (base salary + target bonus + target long-term incentive) within a reasonable range of the market median

• Upside rewards extraordinary performance

Health Benefits	• Fixed • NEOs participate in the same health plans as other associates	• Provide competitive levels of benefits that promote health and wellness
Retirement Plan	• Fixed • No defined benefit plan; only standard 401(k) offered to all associates, including our Executives	• Provide competitive levels of benefits that promote financial security • Attract and retain talented Executives
Perquisites	• Fixed • Limited to Executive life insurance premiums without tax gross-ups • NEOs participate in the same merchandise discounts as other associates	• Provide a business-related benefit to West Marine • Assists in attracting and retaining Executives

EXECUTIVE COMPENSATION PROGRAM PRINCIPAL COMPONENTS
Component	Key Characteristics	Link to Philosophy
Post-Employment Compensation
• Fixed

• All NEO Benefits provided under
 Executive Severance Plan

• Contains mitigation provision on new
   employment

• No severance agreements for new hires
    or promotions; Such Executives are
    covered under the Executive Severance
    Plan

• No change-in-control agreements
• Provide temporary levels of income following termination of employment • Attract and retain talented Executives • Provide competitive benefits

Pay-for-Performance
In accordance with our pay-for-performance philosophy, we believe that variable direct compensation based on performance should increase as the scope of an associate's ability to influence our results increases. Since our NEOs have the greatest influence over our results, a significant portion of their overall compensation consists of performance-based cash and long-term equity incentives as reflected in the following graphs (which exclude Ronald Japinga whose employment terminated in July of 2014).

2014 Target Total Direct Compensation

This chart reflects the total target compensation mix for fiscal 2014 based on the aggregate target compensation for our NEOs.

Target compensation mix is not the same as actual compensation for elements that are subject to performance contingencies.

2014 Target Compensation Mix
59.7% Performance-Based
40.3% Salary
PVUs, 9.3%
Base Salary, 40.3%
RSUs, 18.6%
Cash Bonus, 31.8%

2014 Realized Cash Compensation vs. Target

    This chart shows the target cash compensation and actual cash compensation for fiscal 2014 based on the aggregate amounts for our NEOs, none of whom earned any cash bonus payments for 2014.

For 2014, our NEOs received, collectively, approximately 56% of their aggregate target cash compensation, which amount consisted of base salary.

2014 Cash Compensation
% of Target Cash Compensation
100%
90%
80%
70%
60%
50%
40%
30%
20%
10%
0%
2014 Target Cash
2014 Actual Cash
Salary
Bonus

2012 - 2014 Equity Awards Grant Value vs. Realizable Value

This chart compares the value of equity awards set forth in the Summary Compensation Table (which reflects the grant date value of equity awards to our NEOs over the 2012 through 2014 fiscal years(1) to the realizable value.

Realizable value is calculated as the intrinsic value on December 31, 2014 of all stock option, RSU and PVU awards made to our NEOs between January 1, 2012 and December 31, 2014. This calculation is pre-tax and assumes that the NEOs held all RSUs and PVUs after vesting. If applicable, exercised stock options are valued at the realized gain upon exercise).

Grant Value vs. Realizable Value
2012-2014 Equity Awards
$2,000,000
$1,800,000
$1,600,000
$1,400,000
$1,200,000
$1,000,000
$800,000
$600,000
$400,000
$200,000
$0
Hyde
Moran
Kelley
SCT
Realizable

______________________
(1) Mr. Hyde was hired in 2012 and received grants in 2012, 2013 and 2014;
Mr. Kelley was not an NEO at the time his 2012 and 2013 equity grants were made.

West Marine Indexed TSR 2012 - 2014

In aggregate, the realizable value of equity awards made to our NEOs during this period is -26.7% less than the Summary Compensation Table value of the corresponding awards.  Over the same period, West Marine’s TSR was 7%.(1)

West Marine Indexed TSR
1/1/2012 to 12/31/2014
150
125
100
75
50
25
0
2011
2012
2013
2014

__________________________________
(1) 2012 - 2014 TSR was calculated using West Marine's
stock closing price on the last trading day of each fiscal year as follows:
2011: 12/30/2011 = $11.63
2012: 12/28/2012 = $10.69
2013: 12/27/2013 = $14.14
2014: 01/02/2014 = $12.50

B. ROLES & RESPONSIBILITIES
Role of Our Compensation and Leadership Development Committee
Annually, our Committee reviews our Executive Compensation program in accordance with the principles summarized above, and more fully described in the Compensation and Leadership Development Charter found on our website at http://www.westmarine.com under Investor Relations. Generally, our Committee reviews peer group and internal performance data, management recommendations based on evaluations of individual and overall performance, and recommendations from the independent compensation consultant retained by our Committee. As our Committee members make their compensation decisions, they are careful to ensure that compensation paid to our Executives is not excessive as compared with peers and does not encourage unreasonable risk-taking, and that their decisions are transparent and easily understood (see also the section entitled "Compensation Risk Analysis" below).
Our Compensation and Leadership Development Committee reviewed each component of Executive Compensation for 2014, including salaries, annual incentive awards, the value of outstanding equity awards (vested and unvested), perquisites and other benefits, and believes that the total mix of Executive Compensation was reasonable. Our Committee will continue to review total Executive Compensation at least annually.
Independence and Role of the Committee's Compensation Consultant
Our Compensation and Leadership Development Committee is authorized to retain any consultants as necessary or appropriate in making compensation decisions. In 2014, our Committee again retained its Compensation Adviser to provide advice regarding our Director and Executive Compensation programs, including peer group practices for base salary, performance-based bonus, long-term incentives and other compensation elements. The Compensation Adviser also advises our Committee on compensation program design, including stock ownership guidelines, regulatory requirements related to Executive Compensation, plans submitted to stockholders for approval, governance responsibilities and such other matters as assigned by the Committee.
Prior to engaging its Compensation Adviser to provide compensation-related services for our 2014 Executive Compensation program, our Committee, at its March 2014 meeting, considered the six independence factors set forth in the NASDAQ listing rules adopted pursuant to Exchange Act Rule 10C-1 and determined that the Compensation Adviser was independent.
The Compensation Adviser participates in Compensation and Leadership Development Committee meetings, reports directly to the Committee and supports the Committee's role by providing independent expertise on market practices, compensation program design and related subjects as described in the Section entitled "Principal Functions of Each Board Committee - Compensation and Leadership Development Committee” found on page 13 of this Proxy Statement. FW Cook and the Compensation Adviser provide services only as directed by the Committee and have no other relationship with West Marine. There were no fees paid to FW Cook or the Compensation Adviser for services that were not related exclusively to Director and Executive Compensation during the 2014 Fiscal Year.
Role of Management
Our CEO and Vice President of Human Resources provide input to the Committee on the level and design of Executive Compensation elements, including analyses and recommendations developed internally. Our CEO meets with the Committee (and sometimes the full Board) to review the performance of Executives at the vice-president level and above for the prior year. The Committee (and other invited Board members), without the CEO being present, also meet to review the CEO's performance and to discuss and approve his compensation package.

C. DECISION MAKING PROCESS
Peer Group Benchmark Companies
Our Committee engages its Compensation Adviser to review annually the appropriateness of the peer group used to evaluate Executive Compensation. As Executive Compensation is sensitive to an organization's size, the Compensation Adviser's analysis generally includes companies in the specialty retail sector (apparel, specialty, automotive and home furnishing) within a reasonable sales range (between $200 million and $2 billion) and market cap (between $50 million and $1.5 billion) relative to West Marine's. Preference is given to companies who focus on lifestyle products.
In reviewing the results of the Compensation Adviser's study, the Committee slightly revised our 2014 peer group as reflected in the following table ("Peer Group Benchmark Companies"), with West Marine being positioned between the 25th percentile and the median in terms of the key size criteria:

2014 Peer Group Benchmark Companies
($ in millions)
Company	Revenues ($)	Operating Income ($)	Operating Margin (%)	Market Cap ($)
Cabela's Incorporated	3,541	337	10	4,188
Fred's, Inc.	1,968	42	2	595
REI	1,931	137	7	n/a
The Finish Line, Inc.	1,526	107	7	1,230
Vitamin Shoppe	1,050	112	11	1,426
Big 5 Sporting Goods Corp.	989	47	5	422
Hibbett Sports, Inc.	847	121	14	1,519
Monro Muffler Brake, Inc.	798	81	10	1,444
Haverty Furniture Companies, Inc.	733	48	7	626
Zumiez, Inc.	711	75	11	897
West Marine, Inc.	663	17	3	297
Citi Trends*	644	(6)	(1)	227
MarineMax, Inc.	584	7	1	357
Kirkland's, Inc.	458	24	5	306
Trans World Entertainment Corporation	430	11	3	144
Destination XL Group*	395	4	3	354
Sports Chalet	354	(8)	(2)	17

75th Percentile	1,169	108	10	1,328
Median	765	47	6	595
25th Percentile	553	10	2	330
* New Peer Company for 2014, replacing Orchard Supply Hardware, which filed bankruptcy in June 2013.
Market Data Provides a Reference Point for Compensation
Our Compensation and Leadership Development Committee believes that knowledge of market practices, particularly those of the Peer Group Benchmark Companies listed above, provides a framework for designing targeted levels for our Executive Compensation program. When our Committee reviews market data, they consider the 50th percentile (median) of our Peer Group Benchmark Companies as a reference point, as opposed to a policy, for positioning targeted total direct compensation. Our Committee generally considers a range within plus or minus 15% and 20% of the 50th percentile for total cash compensation (base salary plus target bonus) and for long-term incentive awards, respectively, to be an appropriate competitive range.
Our Committee does not have a formal policy or formula for allocating our Executives' total compensation between cash and non-cash compensation or between short-term and long-term compensation. Instead, our Committee follows a flexible approach, evaluating each element of Executive Compensation separately and then assessing the total against the comparative compensation data provided by its Compensation Adviser. This data is compiled from the Peer Group Benchmark Companies noted above, supplemented with companies with revenues ranging between $300 million and $700 million contained in the 2013 annual Mercer LLC/National Retail Federation US Retail Compensation and Benefits Survey1 to ensure that total compensation is within the norms of the retail industry and for companies of the same relative size.
In addition to the market data discussed above, our Committee also evaluates other factors particular to a given NEO's situation, including an evaluation of the NEO's abilities and historic and anticipated future contributions, management's experience with recruiting and retaining such NEO in a given role relative to both the industry and the Company's geographic location, internal equity considerations and other factors our Committee deems relevant at the time.

(1)
The Compensation Adviser reviewed recent proxy statements filed by our 16 peer companies referenced in the table and the base salary, annual cash compensation and total cash compensation data from the annual Mercer LLC/National Retail Federation 2013 US Retail Compensation and Benefits Survey with respect to companies with revenues between $300 million and $700 million, which covered 22 retail companies of which two are in the Morningstar Industry Group - Specialty Retail index that we use as peer groups for the performance graph that appears in our Annual Report. The Mercer survey covered Akzo Nobel, Inc. - Decorative Paints U.S., Build-A-Bear Workshop, Carter's Inc. - OshKosh B'Gosh, Inc., Christopher & Banks, Delhaize America Shared Services Group, LLC - Bottom Dollar Foods, Delhaize America Shared Services Group, LLC - Harveys Supermarket, Destination Maternity Corporation, Fifth & Pacific Companies, Inc. - Juicy Coutoure, Fifth & Pacific Companies, Inc. - Lucky Brand Jeans, Foot Locker, Inc. - Footlocker.com/Eastbay, Helzberg's Diamond Shops, Inc., Luxottica Retail US - Pearle Vision and Licensed Brands, Luxottica Retail US - Sears, Oxford Industries, Inc. - Tommy Bahama Group, Phillips-Van Heusen Corporation - Dress Shirt, The Disney Store, Valero Energy Corporation - Retail Marketing Division, Vera Bradley, Inc., V. F. Corporation - Contemporary Brands, V. F. Corporation - Sportswear, V. F. Corporation - Timberland and West Marine Products, Inc.

D. ELEMENTS OF EXECUTIVE COMPENSATION
On an annual basis, our Compensation and Leadership Development Committee reviews base salary, performance-based bonus target opportunity and long-term incentive grant value for each NEO to consider changes for the upcoming fiscal year. Benefits also are reviewed annually and changes are made less often.
Base Salary
We use cash compensation (annual base salary) to provide meaningful, but appropriate, stable compensation to all of our associates, including our Executives. Our Committee carefully reviews the salaries of executives at peer companies as summarized by the Compensation Adviser's report on Peer Group Benchmark Data to ensure that our Executives' salaries are consistent and competitive, considering factors such as the Executive's job scope and responsibilities, the competitive rates for similar positions as indicated by the Peer Group Benchmark Data, and the recommendations by our CEO and Vice President of Human Resources for each Executive's salary range. The Committee approves the salaries of our NEOs, but delegates authority to our CEO to set other Executive salaries within the approved range. In approving the range, our Committee also considers whether the particular Executive is expected to make a significant contribution in the Executive's position such that we would suffer a critical loss if the Executive left West Marine.
Merit increases are considered annually for all associates based on achievement of individual objectives (including personal, operational and financial performance targets specific to the responsibilities of each associate), as well as achievement of overall performance, using metrics such as sales growth, operating margins, cost containment and for manager-level associates, leadership skills. After the close of each fiscal year, individual performance is measured against these goals in evaluating increases to salary levels.
In February of 2014, our Compensation and Leadership Development Committee assessed the base salaries of our Peer Group Benchmark Companies provided by its Compensation Adviser and noted that the base salary for our CEO was positioned about 11.9% below the peer median and near the 25th percentile, while the other NEOs were positioned within 5% of the median. As a result, our Committee provided a modest merit increase to each NEO, except for our CEO, who declined to accept an increase, and Mr. Kelley, who received an increase in base salary in connection with his promotion to Executive Vice President – Stores and Wholesale in December of 2013.

The following shows a comparison of our NEOs' base salaries for fiscal years 2013 and 2014

Name	Base Salary		% Increase (2013 to 2014)
	FY2014	FY2013
Matthew L. Hyde	$600,000	$600,000	—%
Thomas R. Moran	$360,256	$349,781	3%
Barry Kelley	$320,000	$320,000 (1)	—%
Ronald Japinga	$380,598 (2)	$369,513	3%

(1) Reflects Mr. Kelley's salary increase effective December 5, 2013 upon his appointment as Executive Vice President-Stores & Wholesale.
(2) Reflects Mr. Japinga's annualized salary. He resigned as Executive Vice-President-Merchandising, Replenishment and Logistics effective July 11, 2014, at which time his base salary ceased.
Annual Cash Incentive Compensation (Bonus)
We use annual incentive cash compensation at reasonable levels to reward short-term performance of our Executives, while focusing their attention on initiatives and actions believed to be important for achievement of our longer-term strategic goals. Our Compensation and Leadership Development Committee establishes incentive compensation to reward Company-wide versus individual performance objectives by linking cash bonus awards to specific financial performance targets. Prior to the beginning of each year, our Executives propose key financial thresholds for the year that are believed to be challenging, but attainable, targets, and these targets are then evaluated and approved by our Compensation and Leadership Development Committee.
Under our annual bonus program, each Executive is given a target bonus equal to a fixed percentage of base salary. The target percentage ranges from 25% to 100% of base salary, with the percentage increasing based on job responsibility. The targets generally are reviewed annually by the Committee, and like base salaries, are based on job scope, responsibility, and position within the Company. Our CEO's target bonus percentage in 2014 was 100% of his base salary. For our other NEOs, given the relatively flat base salaries over the prior year, our Committee increased the target bonus percentage for these NEOs from 50% to 60% to better align with target bonus opportunities at our Peer Group Benchmark Companies.

The following chart shows a comparison of our NEOs' annual cash bonus as a percentage of salary for fiscal years 2013 and 2014:

Name	Annual Cash Bonus Target As % of Base Salary
	FY2014	FY2013
Matthew L. Hyde	100%	100%
Thomas R. Moran	60%	50%
Barry Kelley	60%	40%(1)
Ronald Japinga	60%	50%

(1) Reflects Mr. Kelley's target cash bonus percentage and equity awards while Senior Vice President - Port Supply prior to his promotion in December 2013.

The structure of our annual bonus plan ties a greater portion of our NEOs total cash compensation to performance-based metrics. In order to be eligible for a bonus payout, our 2014 bonus plan required the achievement of two financial metrics: pre-bonus, pre-tax profit (weighted at 70%) and total sales (weighted at 30%). The 2014 bonus plan was designed to pay 75% of the target bonus amount for achieving budget performance and needed to significantly outperform the annual budget to receive the 100% target bonus amount.
The following chart shows the potential bonus payouts which could have been earned by our NEO's for 2014 (in millions); however, no bonuses were paid because we failed to meet the minimum pre-tax profit threshold for the year:

Performance Metrics	ð	Minimum $ Threshold	Minimum % Payout	Budget $ Threshold	Budget % Payout	Target $ Threshold	Target % Payout	Maximum $ Threshold	Maximum % Threshold	Actual $ Met	Actual % Met

Pre-bonus, Pre-tax Profit (1)	ð	$11.9	14.0%	$23.8	52.5%	$26.6	70%	$43.6	140.0%	$4.5	—%

Total Company Sales	ð	$650.0	6.0%	$703.0	22.5%	$725.0	30%	$729.0	60.0%	$675.8	—%

Total (2)	ð		20.0%		75%		100%		200%		—%

(1)
Pre-bonus, pre-tax profit is defined as net income before taxes adjusted to exclude expenses related to gain from foreign currency conversion, bonus accruals for all bonus-eligible stores, support center and distribution center associates and any unusual, non-operating items as approved by the Committee (no such unusual or non-operating items were present in 2014).

(2)	The bonus payout potential increased on a sliding scale to 100% for meeting stretch, or target, goals with a maximum bonus payout potential of 200%.

Long-Term Equity Incentive Compensation
Our Compensation and Leadership Development Committee views long-term equity-based compensation as a critical component of the overall Executive Compensation program. The principal objectives for long-term equity-based compensation are to:

•	Strengthen the link among our financial performance, stockholder value and long-term incentive compensation;

•	Promote increased equity ownership by our Executives;

•	Encourage Executive retention through use of multiple-year vesting periods; and

•	Provide competitive levels of total compensation to our Executives.
We structure overall compensation so that a significant portion of Executive Compensation is realized only when our stock price increases and other the financial performance metrics are achieved. In furtherance of these goals, our stockholder-approved Equity Incentive Plan permits a variety of equity awards. Historically, we have provided our Executives long-term equity incentive compensation through awards of stock options. However, beginning 2011, our Committee began varying the mix of equity awards to include RSUs. Then, during 2013, the Committee continued to review best practices of our Peer Group Benchmark Companies, the recommendations from our stockholders and the analyses from proxy advisory firms to design our long-term incentive plan for 2014. As a result, in February of 2014, our Committee approved long-term incentive awards for Executives with a 67/33% ratio of RSUs to PVUs (the latter of which was tied to ROIC). The Committee believed that this split would create a structure and pay mix that is consistent with best practices, provide grant values at competitive levels, assist in efforts to reduce our burn rate to the median of our Peer Group Benchmark Companies and help to minimize stockholder dilution. We believe this long-term incentive plan provides the right balance of long-term focus on stockholder value creation with our compensation objective of retaining top leadership talent, particularly as we continue to evolve our Company from a core boating supply company to a broader waterlife outfitter.
The following chart shows a comparison of the equity awards granted to each of our NEOs for fiscal year 2013 and 2014:

Name	# PVUs Granted	PVU Value (1)	# RSUs Granted	RSU Value	Total # Granted	Total Grant Value (1)	# Options Granted	Options Value (1)	# RSUs Granted	RSU Value (1)	Total # Granted	Total Grant Value (1)
	FY 2014						FY 2013
Matthew L. Hyde	13,333	$161,596	26,667	$323,204	40,000	$484,800	26,667	$108,850	26,667	$311,737	53,334	$420,587
Thomas R. Moran	5,500(2)	$66,660	11,000(2)	$133,320	16,500	$199,980	11,000(2)	$44,900	11,000(2)	$128,590	22,000	$173,490
Barry Kelley	5,500	$66,660	11,000	$133,320	16,500	$199,980	8,333(3)	$34,014	8,333(3)	$97,413	16,666	$131,427
Ronald Japinga	5,500(4)	$66,660	11,000(4)	$133,320	16,500	$199,980	11,000(4)	$44,900	11,000(4)	$128,590	22,000	$173,490

(1)
Reflects the aggregate grant date fair value of granted in each year presented. These amounts are used to calculate accounting expense and do not necessarily represent the actual value that will be realized by the NEOs. See "Executive Compensation - Summary Compensation Tables" for more detail.

(2)	Mr. Moran resigned as CFO effective January 30, 2015, at which time all unvested equity awards were forfeited.

(3)	Reflects Mr. Kelley's awards while Senior Vice President - Port Supply prior to his promotion in December 2013.

(4)	Mr. Japinga resigned as Executive Vice President-Merchandising, Replenishment and Logistics effective July 11, 2014, at which time all unvested equity awards were forfeited.
RSUs awarded to our Executives in 2014 vest annually over a three-year period, commencing on the one-year anniversary of the grant date, at a rate of 33%, 33% and 34%, respectively. Vesting of PVUs awarded in 2014 was tied to ROIC, which goal was set at the beginning of our 2014 fiscal year. The Company viewed ROIC as the appropriate metric as many of our stockholders measure our performance against ROIC, and ROIC closely aligns with our strategic objectives of disproportionately investing in our store optimization, eCommerce and merchandise expansion strategies for increased profitability over the near and long-term. The percentage of the PVU target awards earned was determined pursuant to a payout matrix established by the Committee, with any actual PVUs earned subject to additional vesting requirements. Similar to RSUs, any PVUs earned would vest annually over a three-year period, commencing on the one-year anniversary of the grant date, at a rate of 33%, 33% and 34%, respectively. Accordingly, the Executive had to remain continuously employed with the Company during the year in which the PVU vested before he/she vested in any of the PVUs for that year. Following vesting, upon determination by our Committee, such PVUs were to be paid out in shares of West Marine common stock. The payout matrix set payout percentages ranging from 0% to 150%, relative to the Company’s actual ROIC results for the 2014 Fiscal Year. No PVUs were to be earned if the 2014 ROIC performance goal at year end was below 5.61%. Additionally, PVUs in excess of 150% were not to be earned under any circumstances and the number of PVUs earned at performance levels between threshold and target and between target and maximum were to be interpolated on a straight-line basis.
The chart below reflects the ROIC performance targets and payout levels upon achievement of certain performance levels. However, no PVUs were earned as our fiscal year 2014 ending ROIC performance was below the 5.61% threshold:

Performance Level	FY 2014 Ending ROIC Performance Goal Target	PVU % Awarded If ROIC % was Achieved	2014 Actual ROIC Achieved	2014 - 2017 Actual PVUs Awarded
Threshold	5.61%	50%	4.0%	0
Target	6.34%	100%
Maximum	6.87%	150%
Our Executives and other management-level associates generally receive equity awards once each year (historically the first business day in June for 2013 and, for 2014 forward, the first business day in March (due to the introduction of the PVUs), and the number of shares awarded is determined by job level. All equity awards to our NEOs are approved by our Compensation and Leadership Committee. For other associates (including certain management-level associates), the Committee approves equity awards available to be granted based on the associate's job level, and a committee comprised of our CEO, PFO and Vice President of Human Resources is then authorized to determine the number of equity awards granted to these associates within certain parameters per job level up to the overall number of awards pre-approved by the Compensation and Leadership Development Committee. Awards to newly-hired associates are granted effective as of the 10th business day of the calendar month following the associate's date of hire, and off-cycle grants (i.e., due to promotion) are granted effective as of the third business day following the release of quarterly earnings which occurs immediately after the date of the promotion. The policy for granting equity awards has been designed, in part, to avoid questions of whether the timing of the grants is affected by material non-public information.

E. COMPENSATION RISK ANALYSIS
Our Committee reviewed and assessed with management and FW Cook our compensation policies and plans, including the design, payment methodology, potential payment volatility, relationship to our financial results, length of performance period, risk mitigation features, performance measures and goals, oversight and controls, and plan features and values compared to market practices. Moreover, our Committee considered the following compensation programs attributes as mitigating risk-taking incentives: that our Executive Compensation program is overseen by our Committee comprised solely of independent Directors; base salaries are fixed and do not create any inappropriate incentive for risk-taking; our incentive-based cash compensation program contains a blend of performance measures designed to motivate sustained performance in key strategic areas and has a capped payout; for 2014, we provided for a performance component in the form of PVUs measured by ROIC, with vesting requirements over a three-year period; our Stock Ownership Policy serves to ensure that our Directors and Executives subject to the policy are committed to long-term performance and sustained stock price growth; and we have an established a Clawback Policy for our NEOs as described below.
In its assessment, our CEO and our Compensation and Leadership Development Committee reviewed the potential effects of the various components of our compensation and benefits programs upon individual and collective behavior and, ultimately, upon our risk profile and our overall approach to risk management. Based on this review, our Committee believes that the Company’s Executive Compensation programs are aligned with the interests of stockholders, appropriately reward pay for performance, and do not create incentives for inappropriate risk-taking by any of our associates, including Executives.
For more information about our Compensation and Leadership Development Committee's management of risks arising from our compensation policies and programs, see "Risk Management Oversight" under "Corporate Governance Framework" on page 5 of this Proxy Statement.

F. CLAWBACK POLICY
One of the objectives of our Executive Compensation program is to make a substantial portion of compensation dependent on the Company’s overall financial performance. In order to ensure that our NEOs take full account of risks to the Company and its stockholders in their decision-making, and to reduce such risks wherever practicable, our Board adopted a Clawback Policy and delegated authority to its Compensation and Leadership Development Committee to administer it.
In the event of a material financial restatement (whether or not fraud or other intentional misconduct was involved), other than a restatement due to a change in financial accounting rules, our Compensation and Leadership Development Committee, in its discretion, refers the matter and its recommendation as to an appropriate remedy to the full Board for consideration. Our Board may determine to recover the incentive compensation (e.g., cash bonus and PVUs, if any) paid to any of our NEOs and may terminate his or her employment, depending on the particular facts and circumstances giving rise to the restatement. In its discretion, our Compensation and Leadership Development Committee or the Board also may decline to seek recovery under the Clawback Policy, considering factors such as: the likelihood of success in achieving the recovery, given the anticipated cost and management effort required; whether the affected NEOs have already paid taxes on the compensation subject to recovery; whether the assertion of a claim for recovery may prejudice the interests of the Company, including in any related proceeding or investigation; the passage of time since the issue giving rise to the recovery occurred; and whether there is any pending legal proceeding relating to such event.

G. STOCK OWNWERSHIP POLICY
To better link the interests of management and stockholders, our Compensation and Leadership Development Committee has determined that our Executives at the senior vice president level and above should acquire and maintain during the term of their employment a significant amount of our equity to ensure that their interests are aligned with those of our stockholders. Our Committee also has acknowledged that the acquisition of our equity should not represent a significant financial burden on these associates.
The multiple of base salary to be directly or indirectly owned in common stock by our NEOs depends on the Executive's role with West Marine, as shown below. The Committee has assigned these particular multiples to match or exceed market practice, and to represent a significant portion of the overall compensation package to reinforce the alignment of management's decision-making with stockholder interests.

Stock Ownership Multiples of Base Salary
Position	Multiple of Base Salary
CEO & President	4x
Executive Vice Presidents	1.5x
Senior Vice Presidents	1x

Position	Multiple of Annual Retainer
Non-employee Directors	6x
For purposes of determining stock ownership, owned shares include:

•	Common stock

•	Shares purchased through our Stock Buying Plan

•	Time-vested RSUs (vested and unvested)

•	Shares retained upon exercise of stock options

•	Earned PVUs (i.e., after performance is determined), whether or not vested
Ownership shares do not include:

•	Unvested or vested stock options

•	Unearned PVUs
Share Thresholds, Holding Periods and Retention Ratios
To ensure that progress is made toward ownership goals and that ownership thresholds are maintained once met, our Committee required the following provisions in our Stock Ownership Policy:

•	A one-year holding period for any stock purchased through our Stock Buying Plan;

•	Executives are required to hold shares until stock ownership requirements are met as follows:

◦	50% of the after-tax shares from exercised options and stock purchased under our Stock Buying Plan; and

◦	75% of the after-tax shares from RSUs and PVUs must be retained by our Executives subject to the Stock Ownership Policy;

•	Executives must maintain the stock ownership threshold requirement for the term of his or her employment; and

•	Directors must maintain the stock ownership threshold for so long as they serve on our Board.
Compliance Review
Our Compensation and Leadership Development Committee reviews ownership levels on a quarterly basis and compliance with the terms of this policy by our covered Directors and Executives. Throughout 2014, all Directors and Executives subject to this policy were in full compliance with the stock holding requirements.

H. LIMITED PERQUISITES AND PERSONAL BENEFITS
We provide our Executives with certain perquisites and other personal benefits that our Compensation and Leadership Development Committee believes are reasonable and consistent with our overall Executive Compensation program and philosophy. These benefits are provided in order to enable us to attract and retain these Executives. The perquisites and benefits provided to our Executives are reviewed by the Committee at least annually to determine if they are still reasonable and appropriate in light of all facts and circumstances, including the competitive environment.

We do not provide perquisites for former and/or retired Executives, such as lifetime health or pension benefits or car allowances. However, our Affiliated Director, Mr. Repass, participates on a non-discriminatory basis in our group health plan and pays at the same contribution level as that charged to our associates electing similar family coverage, and all of our associates employed for at least 20 years, including Executives, receive a lifetime associate discount for purchases of products we offer. In addition, some of our long-tenured Board members also have been provided with this same lifetime discount.
In order to help protect an Executive's family in the event of death, we provide our Executives with additional term life insurance (over the amount generally provided to other management-level associates) ranging from $500,000 for Divisional Vice Presidents to $1,500,000 for our CEO. However, Mr. Hyde did not elect to receive additional life insurance during 2014. We do not provide any tax gross-ups.
Additionally, historically, on a case-by-case basis, we have paid sign-on bonuses to recruit certain associates, ranging from store and other manager-level associates to Executives, and we have assisted such individuals with relocation expenses, which may include temporary housing allowances, transportation allowances and/or cost of living assistance. These benefits generally are individually negotiated. In 2014, we did not pay any sign-on bonuses or reimburse any relocation expenses to any of our NEOs.
Our NEOs and other Executives also participate in other employee benefit plans available on a nondiscriminatory basis to other associates, including:

•	Merchandise discounts

•	Use of Company-owned equipment (such as use of the Company-leased sailboat, kayaks and other equipment)

•	Ability to exchange for cash up to 80 hours of accrued paid time off per year

•	Participation in our Stock Buying Plan

•	Group health, life and disability coverage
In addition to their paid time off, after five years of service, all store managers and general managers, as well as Port Supply market team managers, and support center and distribution center associates at a senior manager-level and above, become eligible for a three-week sabbatical, while associates at the Divisional Vice President-level and above become eligible for a four-week sabbatical. This sabbatical plan was created by our founder and Chairman, Randolph K. Repass, to reward associates for their performance, subject to their managers' approval, and to provide these associates with the opportunity to pursue business-related educational programs or other activities affording them fresh insights and/or perspectives about improving operations, and/or allowing them to pursue community service or non-academic goals. We believe that this sabbatical program provides significant value to our stockholders by allowing our associates to avoid job burnout, and return to work with a refreshed and renewed outlook on improving their individual and overall Company performance. Unused sabbaticals may not be exchanged for cash.
All qualifying associates, including our Executives, are eligible to participate in our 401(k) savings plan and may make salary deferrals up to the maximum annual deferral permitted by the Internal Revenue Code (the "Code"). In 2014, this limit was $17,500 in regular deferral, and $5,500 in catch up deferral for participants over age 50. West Marine matches 33% of each dollar deferred up to 5% of the participant's annual compensation.
We do not provide any other type of retirement benefits to our Executives.

I. POST EMPLOYMENT & SEVERANCE ARRANGEMENTS/ NO CHANGE-IN-CONTROL AGREEMENTS
In addition to the compensation elements described above, we also provide our Executives at the Vice President level and above with severance benefits, which are a common characteristic of compensation for key employees in the retail industry. Due to our size relative to other public companies, we believe that severance benefits are necessary to help us attract and retain skilled and qualified Executives to continue to execute on our strategic initiatives and grow our business.
Our severance arrangements do not contain any single-trigger change-in-control provisions.
Executive Severance Plan
Our Board, upon the recommendation of its Compensation and Leadership Development Committee, approved our amended West Marine, Inc. Executive Officer Severance Plan (the "Severance Plan") effective for any Executive at the Vice President level who was hired or promoted after such date. This Severance Plan is in effect for our CEO, Matthew L. Hyde, and our Executive Vice President-Stores and Wholesale, Barry Kelley. See "Other NEO Severance Arrangements" below for severance benefits paid to our former CFO, Thomas R. Moran.
The Severance Plan provides that if the eligible Executive's employment is involuntarily terminated without cause or if his or her employment is terminated for good reason, such Executive will be entitled to receive certain severance benefits as follows:

•	Cash severance payments equal to the weekly rate of base salary for the applicable severance period based on years of service as set forth in the chart below (“Cash Severance”).

POSITION	LESS THAN 1 YEAR	1 YEAR OR MORE BUT LESS THAN 5 YEARS	5 YEARS OR MORE
Chief Executive Officer/President	52 weeks	60 weeks	78 weeks
Executive Vice President	35 weeks	40 weeks	52 weeks
Senior Vice President	27 weeks	31 weeks	40 weeks
Vice President / Regional Vice President	17 weeks	20 weeks	26 weeks

◦
Cash Severance, is payable in substantially equal installments over the severance period on regularly-scheduled payroll dates, subject to applicable deductions and withholdings, and commencing as of the first payroll date following forty-five days following termination, with the first payment including all amounts due from the beginning of the severance period to the date of such first payment.

◦
Cash Severance is reduced by the amount of compensation earned or paid either as a result of new employment or serving as an independent consultant during the severance period. The Company is obligated to pay any shortfall.

•
If termination occurs during the first six months of a fiscal year, the Executive will not receive any cash bonus for that year. If termination occurs during the second half of a fiscal year, the Executive will receive a pro-rata bonus, if any.

•
An Executive may exercise his or her vested stock options in accordance with the terms of the applicable option award agreement (generally 90 days). Unexercised vested stock options and unvested stock options, RSUs or PVUs are automatically forfeited on termination.

•	All severance benefits immediately cease upon death.

•	Severance benefits terminate if the Executive is re-employed by West Marine.

•	We may withhold for payroll taxes and the Executive is responsible for all taxes.

•	Payments are subject to Section 409A of the Code for any Executive defined as "specified employee" thereunder.
For a summary of the compensation and benefits that would have been paid to Messrs. Hyde and Kelley if their employment with West Marine had terminated as of January 3, 2014, see “NEO Post-Employment Summary Payment Tables” on page 47 of this Proxy Statement.
Other NEO Severance Arrangements
Messrs. Moran and Japinga were the only remaining NEOs with separate severance agreements entered into prior to the effective date of the Severance Plan. Our former Chief Financial Officer, Executive Vice President-Finance and Assistant Secretary, Thomas R. Moran, resigned his position effective January 30, 2015. In view of Mr. Moran’s eight-year tenure with the Company, on January 16, 2015, our Board approved severance benefits payable to Mr. Moran which are consistent with those provided for under his employment agreement with the Company as follows:

•
A cash severance payment of $360,256, an amount equal to fifty-two (52) weeks (“Severance Period”) of his annual base salary, payable in substantially equal installments over the Severance Period on the Company’s regularly-scheduled payroll dates, subject to applicable deductions and withholdings. This cash severance may be eliminated or reduced to the extent Mr. Moran earns or is paid compensation as a result of new employment or serving as an independent consultant, and the Company is obligated to pay any shortfall;

•	All unvested stock options, RSUs and PVUs as of the termination date were forfeited and Mr. Moran may exercise any vested stock options for a 90-day period following his employment termination date;

•
Mr. Moran did not receive any annual cash bonus for 2014 or other benefits under the separation agreement, except that he will be offered continued health care benefits required to be offered under Federal or state law (e.g., COBRA); and

•
Mr. Moran is bound by, among other provisions included in the separation agreement, a full release of all claims related to Mr. Moran’s employment with the Company, and non-solicitation, confidentiality, cooperation and non-disparagement covenants.

Mr. Japinga, our former Executive Vice President-Merchandising, Replenishment and Logistics, voluntarily resigned his position effective July 11, 2014 and received no severance benefits.

J. TAX DEDUCTIBILITY
Section 162(m) of the Code limits the deductibility of compensation in excess of $1 million, in the aggregate, paid to our NEOs unless certain requirements are met. Our Compensation and Leadership Development Committee monitors the applicability of Section 162(m) in connection with compensation payable to West Marine's Executives. Our Equity Incentive Plan is currently structured with the intention that PVUs qualify as “performance based” compensation that is not subject to the $1 million deduction limit under Section 162(m).
For Section 162(m) purposes, only Mr. Hyde's compensation reasonably might not be fully deductible, and the non-deductible amount would be only a portion of his annual bonus payment. Although the Committee may consider tax deductibility in connection with future compensation decisions, it believes that it is generally not in our stockholders' interest to restrict the Committee's discretion and flexibility in developing appropriate compensation programs and establishing compensation levels and, in some instances, the Committee may approve compensation that is not fully deductible. All compensation paid to our Executives in the 2014 Fiscal Year were fully deductible.

COMPENSATION AND LEADERSHIP DEVELOPMENT COMMITTEE REPORT ON EXECUTIVE COMPENSATION
The Compensation and Leadership Development Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with West Marine's management, and based on the review and discussions, the Compensation and Leadership Development Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Annual Report.

March 18, 2015	Compensation and Leadership Development Committee
Dennis F. Madsen, Chair Barbara L. Rambo Christiana Shi James F. Nordstrom, Jr.
The Compensation and Leadership Development Committee Report set forth above will not be deemed to be incorporated by reference into any filing under the Securities Act of 1933 or under the Exchange Act, except to the extent that we specifically incorporate such reports by reference, and such report will not otherwise be deemed to be soliciting materials or to be filed under such Acts.

Summary Compensation Table
The following table sets forth certain information for fiscal years 2014, 2013 and 2012 concerning the compensation for services in all capacities to West Marine and its subsidiaries earned by, awarded to, or paid to our current and former NEOs:

Name and Principal Position	Year	Salary ($)(4)	Stock Awards			Non-Equity Incentive Plan Compensation ($)(8)	All Other Compensation ($)(9)	Total ($)
			RSU Awards ($)(5)	PVU Awards ($)(6)	Option Awards ($)(7)
Matthew L. Hyde Chief Executive Officer	2014	600,000	323,204	161,596	—	—	5,775	1,090,575
	2013	600,000	311,737	—	108,850	—	6,042	1,026,629
	2012	311,538	473,600	—	474,798	340,000	13,408	1,613,344
Thomas R. Moran(1) Former Chief Financial Officer	2014	358,240	133,320	66,660	—	—	8,589	566,809
	2013	346,571	128,590	—	44,900	—	6,817	526,878
	2012	331,563	84,563	—	67,756	93,788	7,738	585,408
Barry Kelley(2) Executive Vice President-Stores & Wholesale	2014	320,000	133,320	66,660	—	—	18,258	538,238
	2013	286,500	97,413		34,014	—	8,864	426,791
Ronald Japinga(3) Former Executive Vice President- Merchandising, Replenishment and Logistics	2014	210,125	133,320	66,660	—	—	32,719	442,824
	2013	367,442	128,590	—	44,900	—	19,590	560,522
	2012	357,067	84,563	—	67,756	101,002	13,147	623,535

(1)
Mr. Moran remained employed as West Marine's CFO throughout the entire 2014 Fiscal Year and his annual base salary was $360,256. He resigned his position on January 16, 2015 and his last date of employment was January 30, 2015. All unvested equity awards were forfeited as of Mr. Moran's termination date. For more information regarding payments and other benefits paid to Mr. Moran, see “Compensation Discussion & Analysis-Executive Summary-Post Employment & Severance Arrangements/No Change-in-Control Agreements" on page 40 and "NEO Post-Employment Summary Payment Tables” on page 47 of this Proxy Statement.

(2)
Mr. Kelley was promoted to the position of Executive Vice President-Stores and Wholesale effective December 5, 2013 and is paid an annual salary of $320,000. Prior to his promotion, Mr. Kelley held the position of Senior Vice President of Port Supply.

(3)
Mr. Japinga resigned as Executive Vice President-Merchandising, Replenishment and Logistics, on June 25, 2014 and his last date of employment was July 11, 2014. Mr. Japinga's annual base salary was $380,598 until his resignation. All unvested equity awards were forfeited as of Mr. Japinga's termination date and he received no severance benefits.

(4)	Includes any employee contributions to our 401(k) and non-qualified deferred compensation plans.

(5)
This column shows the aggregate grant date fair value of RSUs granted in each year presented. These amounts are used to calculate accounting expense and do not necessarily represent the actual value that will be realized by the NEOs. For a description of the methodology and assumptions used to determine the amounts recognized in 2014, see Note 2 to our consolidated financial statements set forth in our Annual Report (“2014 Financial Statements”).

(6)
This column shows the aggregate grant date fair value of PVUs granted in 2014. These amounts are used to calculate accounting expense and do not necessarily represent the actual value that will be realized by the NEOs. For a description of the methodology and assumptions used to determine the amounts recognized in 2014, see Note 2 to our 2014 Financial Statements. Assuming the highest level of the PVU awards granted in 2014, the grant date values would have been $242,394 for Mr. Hyde, $99,990 for Mr. Kelley, $99,990 for Mr. Moran, and $99,990 for Mr. Japinga. However, as the performance metric for the PVUs granted in 2014 was not met, no PVUs were earned by our NEOs. For more information see "Compensation Discussion and Analysis–Elements of Executive Compensation-Long-Term Incentive Compensation."

(7)
This column shows the aggregate grant date fair value of stock options granted in each year presented. No stock options were granted to our NEOs in 2014. These amounts are used to calculate accounting expense and do not necessarily represent the actual value that will be realized by the NEOs. For a description of the methodology and assumptions used to determine the amounts recognized in 2014, see Note 2 to our 2014 Financial Statements.

(8)
No annual performance bonus was earned in 2014 or 2013. Amounts for 2012 represent a performance bonus earned for fiscal year 2012, paid in 2013. For more information see "Compensation Discussion and Analysis–Elements of Executive Compensation-Annual Cash Incentive Compensation (Bonus)."

(9)	The amounts reported as All Other Compensation for 2014 consist of the following:

Name	401(k) Plan Matching	Life Insurance Premiums	Payout of Accrued Paid-Time-Off
Matthew L. Hyde	$5,775	—	—
Thomas R. Moran	4,729	$3,860	—
Barry Kelley	4,265	1,686	$12,308
Ronald Japinga	1,247	—	31,472(1)

(1) Reflects the payout of all accrued paid-time-off to Mr. Japinga on his last date of employment of July 11, 2014.

Grants of Plan-Based Awards in 2014
The following table sets forth information regarding certain plan-based awards granted to our NEOs during fiscal year 2014.

Name	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Stock Awards
				Equity Award Grant Date	Equity Award Date Approved(2)	Estimated Future Payouts of PVUs Under Equity Incentive Plan Awards(3)			Awards of RSUs Under Equity Incentive Plan (#Sh)	Grant Date Fair Value of Stock Awards ($)(4)
	Threshold ($)	Target ($)	Maximum ($)			Threshold (#Sh)	Target (#Sh)	Maximum (#Sh)
Matthew L. Hyde	120,000	600,000	1,200,000	March 3, 2014	February 21, 2014	6,667	13,333	20,000	26,667	484,800
Thomas R. Moran(5)	42,989	214,944	429,888	March 3, 2014	February 21, 2014	2,750	5,500	8,250	11,000	199,980
Barry Kelley	38,400	192,000	384,000	March 3, 2014	February 21, 2014	2,750	5,500	8,250	11,000	199,980
Ronald Japinga(6)	25,215	126,075	252,150	March 3, 2014	February 21, 2014	2,750	5,500	8,250	11,000	199,980

(1)
The Company did not achieve threshold performance and, therefore, no annual performance bonus was earned in 2014. For more information, see "Compensation Discussion and Analysis–Elements of Executive Compensation-Annual Cash Incentive Compensation (Bonus)."

(2)
The Compensation and Leadership Development Committee met and approved the equity awards on February 21, 2014, but the awards were made effective as of March 3, 2014 in accordance with the terms of our Equity Incentive Plan and Equity Award Grant Policy, with grant date fair value determined as of the effective date.

(3)
Represents the number of PVU awards at the threshold, target and maximum levels equaling 50%, 100% and 150%, respectively. Although PVU awards were granted, the threshold performance targets were not met and no PVUs were earned in 2014.

(4)
Represents the aggregate grant date fair value of the PVU and RSU awards. For a description of the methodology and assumptions used to determine the grant date fair market value, see Note 2 to the 2014 Financial Statements. The Company did not achieve the threshold performance targets and, therefore, no PVUs were earned in 2014. For more information, see "Compensation Discussion and Analysis–Elements of Executive Compensation-Long-Term Incentive Compensation."

(5)
Mr. Moran, our former Chief Financial Officer, resigned effective January 30, 2015. In 2014, Mr. Moran was granted PVU and RSU awards on March 3, 2014; however, no PVUs were earned and the RSU awards were forfeited on Mr. Moran's termination date.

(6)
Mr. Japinga, our former Executive Vice President of Merchandising, Replenishment and Logistics, resigned effective July 11, 2014. In 2014, Mr. Japinga was granted PVU and RSU awards on March 3, 2014; however, no PVUs were earned and the RSU awards were forfeited on Mr. Japinga's termination date.

Under the Severance Plan, Messrs. Hyde and Kelley, upon a termination without cause or for good reason, each has the right for a period of 90 days to continue to exercise any stock options that are vested on the date of the termination or resignation for good cause, as applicable.
Under the severance benefits approved by our Board, Mr. Moran has the right to exercise any vested stock options for a period of 90 days following his employment termination date of January 30, 2015. Any vested options which are not exercised during that 90-day period will be forfeited by Mr. Moran.
Under our Equity Incentive Plan and his applicable option award agreements, Mr. Japinga had the right to exercise any vested stock options for a period of 90 days following his employment termination date of July 11, 2014. Any vested options which were not exercised during that 90-day period were forfeited by Mr. Japinga.
For more information, see “Compensation Discussion & Analysis-Executive Summary-Post Employment & Severance Arrangements/No Change-in-Control Agreements" on page 40 of this Proxy Statement.
West Marine made no material modifications to any outstanding equity-based awards during the last fiscal year (e.g., repricing, extension of exercise periods or change of vesting or forfeiture conditions).

Outstanding Equity Awards at Fiscal Year-End
The following table sets forth information regarding outstanding stock options and outstanding RSU and PVU awards held by our NEOs as of January 3, 2015.

Name	Option Awards				Stock Awards
					RSUs		PVUs
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Number of Unearned PVUs That Have Not Vested (#)	Market Value of Unearned PVUs That Have Not Vested ($)
Matthew L. Hyde	— (1)	— (1)	— (1)	— (1)	26,667(4)	333,338	13,333(5)	161,596(6)
	8,800	17,867(2)	11.6900	June 3, 2020	17,867(4)	223,338	—	—
	66,000	34,000(2)	11.8400	July 16, 2019	13,600(4)	170,000	—	—
Thomas R. Moran	— (1)	— (1)	— (1)	— (1)	11,000(4)	137,500	5.500(5)	66,660(6)
	3,630	7,370(2)	11.6900	June 3, 2020	7,370(4)	92,125	—	—
	10,890(7)	5,610(2)	10.2500	June 1, 2019	2,806(4)	35,075	—	—
	16,500(7)	—(2)	10.3600	June 1, 2018	—	—	—	—
	33,000	—(3)	10.9700	June 1, 2015	—	—	—	—
Barry Kelley	— (1)	— (1)	— (1)	— (1)	11,000(4)	137,500	5.500(5)	66,660(6)
	2,749	5,584(2)	11.6900	June 3, 2020	5,584(4)	69,800	—	—
Ronald Japinga(8)	— (1)	— (1)	— (1)	— (1)	—	—	—	—

(1)	No stock options were granted to our NEOs in 2014.

(2)
These stock options vest in three installments of 33%, 33% and 34% on each anniversary of the grant date. The stock options are exercisable for a period of seven years from the date of grant, subject to earlier termination. See “Compensation Discussion & Analysis-Executive Summary-Post Employment & Severance Arrangements/No Change-in-Control Agreements" and “NEO Post-Employment Summary Payment Tables” for a description of earlier termination events.

(3)
These stock options vest in three installments of 33%, 33% and 34% on each anniversary of the grant date. The stock options are exercisable for a period of five years from the date of grant, subject to earlier termination. See "Compensation Discussion & Analysis-Executive Summary-Post Employment & Severance Arrangements/No Change-in-Control Agreements" and “NEO Post-Employment Summary Payment Tables” for a description of earlier termination events.

(4)	RSU grants made in 2012, 2013 and 2014 vest in three installments of 33%, 33% and 34% on each anniversary of the grant date.

(5)
Represents the number of PVU awards at target level. Although PVU awards were granted, the threshold performance targets were not met and no PVUs were earned in 2014. For more information, see "Compensation Discussion and Analysis–Elements of Executive Compensation-Long-Term Incentive Compensation."

(6)
Represents the grant date fair value of the PVU awards. For a description of the methodology and assumptions used to determine the grant date fair market value, see Note 2 to the 2014 Financial Statements. The Company did not achieve the threshold performance targets and, therefore, no PVUs were earned in 2014. For more information, see "Compensation Discussion and Analysis–Elements of Executive Compensation-Long-Term Incentive Compensation."

(7)
Mr. Moran, our former Chief Financial Officer, resigned effective January 30, 2015. Mr. Moran was granted RSU and PVU awards on March 3, 2014, however, the RSU awards were forfeited on Mr. Moran's resignation date and the PVU awards were never earned. Mr. Moran exercised stock options for 27,390 shares of our common stock and sold the underlying shares in March 2015. For more information, see "Compensation Discussion & Analysis-Executive Summary-Post Employment & Severance Arrangements/No Change-in-Control Agreements" and “NEO Post-Employment Summary Payment Tables.”

(8)
Mr. Japinga, our former Executive Vice President of Merchandising, Replenishment and Logistics, resigned effective July 11, 2014. Mr. Japinga received RSU and PVU awards on March 3, 2014, however, the RSU awards were forfeited on Mr. Japinga's resignation date and the PVU awards were never earned. All exercisable stock options were underwater during the 90-day exercise window and as a result, Mr. Japinga did not exercise any stock options during 2014. For more information, see "Compensation Discussion & Analysis-Executive Summary-Post Employment & Severance Arrangements/No Change-in-Control Agreements" and “NEO Post-Employment Summary Payment Tables.”

Option Exercises and Stock Vested
No stock options were granted, and no previously granted and vested options were exercised in 2014 by our NEOs. No PVUs were earned in 2014 as the Company did not achieve threshold performance. For more information, see "Compensation Discussion and Analysis–Elements of Executive Compensation-Long-Term Incentive Compensation." The following table sets forth information related to the vesting of RSUs during the 2014 Fiscal Year.

Name	Stock Awards
	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Matthew L. Hyde(1)	13,200	131,340	(5)
	8,800	89,056	(7)
Thomas R. Moran(2)	5,471	55,202	(6)
	3,630	36,736	(7)
Barry Kelley(3)	3,728	37,616	(6)
	2,749	27,820	(7)
Ronald Japinga(4)	5,471	55,202	(6)
	3,630	36,736	(7)

(1)
Mr. Hyde was awarded 40,000 RSUs on July 16, 2012 with a vesting to occur in three equal installments, on July 16, 2013, July 16, 2014 and July 16, 2015. Mr. Hyde also was awarded 26,667 RSUs on June 3, 2013 with a vesting to occur in three equal installments, on June 3, 2014, June 3, 2015 and June 3, 2016.

(2)
Mr. Moran was awarded 8,250 RSUs on June 1, 2011 with a vesting to occur in three equal installments, on June 1, 2012, June 1, 2013 and June 1, 2014. Mr. Moran also was awarded 8,250 RSUs on June 1, 2012 and the first two tranches vested on June 1, 2013 and June 1, 2014, respectively. The third tranche of this award was forfeited on Mr. Moran's last date of employment of January 30, 2015. Mr. Moran also was awarded 11,000 RSUs on June 3, 2013 and the first tranche vested on June 3, 2014. The second and third tranches were forfeited on Mr. Moran's last date of employment of January 30, 2015. Mr. Moran exercised 27,390 stock options and sold the underlying shares in March 2015.

(3)
Mr. Kelley was awarded 5,000 RSUs on June 1, 2011 with a vesting to occur in three equal installments, on June 1, 2012, June 1, 2013 and June 1, 2014. Mr. Kelley also was awarded 6,250 RSUs on June 1, 2012 with a vesting to occur in three equal installments, on June 1, 2013, June 1, 2014 and June 1, 2015. Mr. Kelley also was awarded 8,333 RSUs on June 3, 2013 with a vesting to occur in three equal installments, on June 3, 2014, June 3, 2015 and June 3, 2016.

(4)
Mr. Japinga was awarded 8,250 RSUs on June 1, 2011 with a vesting to occur in three equal installments, on June 1, 2012, June 1, 2013 and June 1, 2014. Mr. Japinga was also awarded 8,250 RSUs on June 1, 2012 and the first two tranches vested on June 1, 2013 and June 1, 2014, respectively. The third tranche of this award was forfeited on Mr. Japinga's last date of employment of July 11, 2014. Mr. Japinga also was awarded 11,000 RSUs on June 3, 2013 and the first tranche vested on June 3, 2014. The second and third tranches were forfeited on Mr. Japinga's last date of employment of July 11, 2014.

(5)	Based on a price per share of $9.95, which was the average share price of West Marine's common stock on the NASDAQ Global Market on July 16, 2014, the date the RSUs vested.

(6)	Based on a price per share of $10.09, which was the average share price of West Marine's common stock on the NASDAQ Global Market on May 30, 2014, the date the RSUs vested.

(7)	Based on a price per share of $10.12, which was the average share price of West Marine's common stock on the NASDAQ Global Market on June 3, 2014, the date the RSUs vested.

NEO POST-EMPLOYMENT SUMMARY PAYMENT TABLES

The following tables summarize the compensation and benefits each NEO would have been entitled to receive under the Severance Plan if his employment with West Marine had terminated as of January 3, 2015. The tables do not include amounts payable under the deferred compensation plan, the 401(k) plan or the employee benefit plans in which associates are eligible to participate on a non-discriminatory basis (e.g., stock purchase plan, group health, group term life, accidental death and disability and long-term disability) because termination of employment will not automatically trigger payment or payout of any such benefit. For more information see "Compensation Discussion and Analysis–Post Employment & Severance Arrangements/No Change-in-Control Agreements" on page 40 of this Proxy Statement.
Mr. Hyde:

Executive Benefit and Payments Upon Termination	Voluntary Termination	Involuntary (Not for Cause or Constructive) Termination	For Cause Termination	Change in Control with Involuntary Termination(1)	Death
Compensation:
Base Salary	—	$600,000	—	$600,000	—
Benefits and Perquisites:
Accrued vacation pay	$38,815	$38,815	$38,815	$38,815	$38,815
Total:	$38,815	$638,815	$38,815	$638,815	$38,815
(1) Our severance arrangements do not contain any single-trigger change-in-control provisions.
Mr. Kelley:

Executive Benefit and Payments Upon Termination	Voluntary Termination	Involuntary (Not for Cause or Constructive) Termination	For Cause Termination	Change in Control with Involuntary Termination(1)	Death
Compensation:
Base Salary	—	$320,000	—	$320,000	—
Benefits and Perquisites:
Life insurance proceeds	—	—	—	—	$750,000	(2)
Accrued vacation pay	$21,627	$21,627	$21,627	$21,627	21,627
Total:	$21,627	$341,627	$21,627	$341,627	$771,627
(1) Our severance arrangements do not contain any single-trigger change-in-control provisions.
(2) In 2014, Mr. Kelley's life insurance proceeds increased to $750,000 as a result of his promotion to Executive Vice President.
Although Thomas R. Moran was our CFO/NEO during the entire 2014 Fiscal Year, he resigned his position effective January 30, 2015 and our Board approved severance benefits commensurate with his prior agreement. See "Compensation Discussion and Analysis–Post Employment & Severance Arrangements/No Change-in-Control Agreements" on page 40 of this Proxy Statement for a full description of the severance benefits paid to Mr. Moran.
Ronald Japinga voluntarily resigned his position as Executive Vice President-Merchandising, Replenishment and Logistics effective July 11, 2014, and received no severance benefits.

VI.	NON-EMPLOYEE & AFFILIATED DIRECTOR COMPENSATION

Annual Compensation Package
Our Board believes that Director compensation should be competitive with other companies of similar size and performance and that a significant portion be paid in the form of common stock to align the interests of Directors with those of our stockholders.
In evaluating the appropriateness of our non-employee and Affiliated Director compensation, our Compensation and Leadership Development Committee generally commissions its Compensation Adviser to conduct a comparative study of non-employee and Affiliated Director compensation biennially. In September of 2014, our Compensation and Leadership Development Committee commissioned its Compensation Adviser to perform an updated study of Director compensation for the same peer group used for Executive Compensation.
The Compensation Adviser reported that median peer cash and equity compensation had increased significantly since the last study was performed, reflecting larger cash retainers and equity grants across the board, along with higher peer stock prices at companies granting a fixed number of shares. His study further reflected that Board retainer and meeting fees were aligned with peer median, but that the peer group’s additional retainer for the Affliliate Chairman and Lead Independent Director varied significantly, due to a wide range in the scope of responsibilities for these roles. The Compensation Adviser further noted that West Marine's non-employee Director compensation program was positioned near the peer group 25th percentile in terms of total annual compensation value, with cash compensation positioned just below the peer group median, and the annual equity component positioned near the 25th percentile. The Compensation Adviser juxtaposed this equity position against the peer group's stock ownership requirement, noting that West Marine required stock ownership by its Directors at 6x the annual retainer (which is more rigorous than that of the the peer group which ranged from 1x to 5x) and therefore fell above the peer group's 75th percentile.
Given these results, the Compensation Adviser recommended to the Committee that it increase the value of equity awards to all Board members to bring compensation more in line with peer companies, as well as increase the retainer for the Chairman, the Lead Independent Director and the Audit Committee Chair, to reflect the scope of each such role within the Company's Board structure.
The Compensation and Leadership Development Committee and the Board discussed and considered the Compensation Adviser's recommendations. However, the Board noted the challenging financial results in the last two years, the fact that management had not been paid any annual cash bonuses in the last two years nor did they earn any PVUs for 2014. As a result, upon the Committee's recommendation, our Board elected not to approve any changes to Director compensation for the 2015 Fiscal Year as reflected in the following chart, and that compensation would continue to be re-evaluated when the Company demonstrates increased profitability as it continues its repositioning to a broader waterlife outfitter:

DIRECTOR COMPENSATION ITEM(1)	COMPENSATION ADVISER RECOMMENDATIONS FOR 2015	APPROVED FY 2015 DIRECTOR COMPENSATION
Board Retainer	No change	• $40,000
Board Meeting Fee	No change	• No fees up to seven scheduled (plus two unscheduled) meetings • $2,000 per any additional meeting
Compensation and Leadership Committee Retainer	No change	• Member: $7,500 • Chair: $15,000
Nomination and Governance Committee Retainer	No change	• Member: $5,000 • Chair: $10,000
Audit and Finance Committee Retainer	• Member: No change • Chair: $25,000	• Member: $13,000 • Chair: $20,000
Lead Director Retainer	No change as long as the Board believes the compensation reflects the scope of these roles	• $15,000
Chairman of Board Retainer(2)		• $115,000(3)• No other cash/Board fees • No equity awards
Annual Equity Grant(4)	• $65,000	• $50,000

(1)	All annual Board and Committee retainers are paid in quarterly installments.

(2)
Our Chairman, Randolph K. Repass, is an Affiliated Director and started receiving his $115,000 retainer in March 2013. Mr. Repass beneficially owns 6,486,076 shares, or approximately 26.4%, of our outstanding common stock. Mr. Repass has not been granted any stock options since our initial public offering in 1993 and receives no other cash compensation.

(3)	All equity awards are granted in accordance with the following terms:

•	Granted on the date of each annual meeting.

•	Granted in the form of RSUs (except a Director may elect to receive up to 50% in the form of stock options).

•	RSUs, as full value shares, count as 2x the shares granted to every one stock option granted.

•	Options are granted with an exercise price equal to 100% of the fair market value of West Marine's common stock on the grant date and have a term of seven years.

•	All options and RSUs vest on the earlier of one year following the date of grant or the subsequent year's annual meeting date.

Expense Reimbursement
Travel Reimbursement: Our independent Directors are reimbursed for reasonable travel and other out-of-pocket expenses incurred by them that are incidental to their Committee and Board service.
Medical Benefits: Independent Directors are not eligible to participate in our health plan.
Merchandise Discounts: For his or her term, a Director may participate in the merchandise discount program which is made available to all associates.
Our CEO, receives no separate compensation for serving on the Board.

Non-Employee Director Summary Compensation Table
The following table sets forth certain information for fiscal year 2014, concerning the compensation for services in all capacities to West Marine and its subsidiaries earned by, awarded to, or paid to Mr. Repass and the independent Directors.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Randolph K. Repass(2)	115,000	—	115,000
Dennis F. Madsen	60,000	50,017	110,017
Barbara L. Rambo	85,500	50,017	135,517
James F. Nordstrom, Jr.	47,500	50,017	97,517
Robert D. Olsen	53,000	50,017	103,017
Alice M. Richter	65,000	50,017	115,017
Christiana Shi	60,500	50,017	110,517

(1)
This column shows the aggregate grant date fair value of restricted stock awards granted in 2014 to our independent Directors. These amounts are used to calculate accounting expense and do not necessarily represent the actual value that will be realized by our independent Directors. For a description of the methodology and assumptions used to determine the amounts recognized in 2014, see Note 2 to the 2014 Financial Statements.

(2)	Mr. Repass is an Affiliated Director and receives a retainer for service as Chairman.

The following table sets forth information regarding stock options and restricted stock awards held by Directors (other than our CEO, Matthew L. Hyde) and outstanding as of January 3, 2015:

	Option Awards				Restricted Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Nonexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares That Have Not Vested (#)	Market Value of Shares That Have Not Vested ($)(1)
Randolph K. Repass(2)	—	—	—	—	—	—
Dennis F. Madsen	—	—	—	—	4,962	62,025
	4,664	—	$12.3300	May 17, 2019
	2,027	—	$9.8700	May 19, 2019
James F. Nordstrom, Jr.	—	—	—	—	4,962	62,025
Robert D. Olsen	—	—	—	—	4,962	62,025
Barbara L. Rambo	—	—	—	—	4,962	62,025
Alice M. Richter	—	—	—	—	4,962	62,025
Christiana Shi	—	—	—	—	4,962	62,025

(1)	Based on a price per share of $12.50 which was the closing share price of our common stock on the NASDAQ Global Market on January 2, 2015.

(2)	Mr. Repass is an Affiliated Director and does not receive any equity awards for Board service.

VII.	OTHER INFORMATION

EQUITY COMPENSATION PLAN INFORMATION
The following table summarizes information about West Marine’s equity compensation plans as of January 3, 2015. All outstanding awards relate to West Marine’s common stock.

	(a)	(b)	(c)
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (#)	Weighted-average exercise price of outstanding options, warrants and rights ($)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a) (#)
Equity compensation plans/arrangements approved by securityholders	1,091,078 (1)	$10.95 (1)	1,538,853 (2)
Equity compensation plans/arrangements not approved by securityholders	—	—	—

(1)
Pertains to stock options outstanding under the Equity Incentive Plan. Does not include 348,163 RSUs issued under the Equity Incentive Plan. Also does not include purchase rights accruing under the Stock Buying Plan as the number of shares issuable and the exercise price under that Plan will not be determinable until the end of the current offering period, April 30, 2015.

(2)
Consists of shares of common stock reserved for future issuance under the Equity Incentive Plan. Does not include 346,981 shares of common stock currently reserved for issuance under the Stock Buying Plan.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS
The following table indicates, as to (i) each person who is known to own beneficially 5% or more of the outstanding shares of our common stock; (ii) each Director; (iii) each NEO; and (iv) all Directors and NEOs as a group, the number of shares and percentage of common stock beneficially owned as of March 23, 2015. As of the close of business on March 23, 2015, there were outstanding 24,546,620 shares of common stock of West Marine.

	Common Stock Beneficially Owned as of March 23, 2015(1)
Beneficial Owner	Number of Shares		Percent
Randolph K. Repass	6,486,076	(2)	26.4%
Matthew L. Hyde	115,879	(3)	*
Barry Kelley	78,807	(4)	*
Dennis F. Madsen	23,537	(5)	*
James F. Nordstrom, Jr.	9,015	(5)	*
Robert D. Olsen	9,015	(5)	*
Barbara L. Rambo	24,827	(5)	*
Alice M. Richter	27,203	(5)	*
Christiana Shi	16,922	(5)	*
All Directors and current executive officers as a group (9 persons)	6,791,281	(6)	27.4%
Thomas R. Moran	80,561	(7)	*
Ronald Japinga	49,823		*
Franklin Resources, Inc.	3,585,519	(8)	14.6%
Royce & Associates, LLC	2,232,975	(9)	9.1%
Dimensional Fund Advisors LP	1,962,133	(10)	8.0%
Select Equity Group, L.P.	1,271,214	(11)	5.2%

*	Less than one percent.

(1)	Except as otherwise noted, each person has sole voting and investment power over the common stock shown as beneficially owned, subject to community property laws where applicable.

(2)
The address of Mr. Repass is 500 Westridge Drive, Watsonville, California 95076. Includes 234,600 shares held by Mr. Repass’ spouse, 274,915 shares held in trust for Mr. Repass’ minor son, 145,000 shares held in trust for Mr. Repass' adult son, 40,400 shares held in trust for the benefit of Mr. Repass’ grandchildren and 358,201 shares held by the Repass-Rodgers Family Foundation Inc. Mr. Repass has sole voting and dispositive power with respect to 5,432,960 shares and is deemed to have shared voting and dispositive power with respect to 234,600 shares. Mr. Repass disclaims beneficial ownership of all shares attributed to his spouse and all shares held by the Repass-Rodgers Family Foundation.

(3)
Includes stock options exercisable within 60 days to purchase 83,600 shares. Includes 45,611 restricted stock units that vest in three installments of 33%, 33% and 34% on each anniversary of the grant date.

(4)	Includes stock options exercisable within 60 days to purchase shares as follows: Barry Kelley, 43,748 shares. Includes RSUs that vest in 60 days as follows: Barry Kelley, 16,433 shares.

(5)
Includes stock options exercisable within 60 days to purchase shares as follows: Dennis F. Madsen, 6,691 shares. Includes RSUs that vest on May 15, 2015 as follows: Dennis F. Madsen, 4,962 shares; James F. Nordstrom, Jr., 4,962 shares; Robert D. Olsen, 4,962 shares; Barbara L. Rambo, 4,962 shares; Alice M. Richter, 4,962 shares; and Christiana Shi, 4,962 shares.

(6)	Includes stock options exercisable within 60 days to purchase 134,039 shares and RSUs that vest in 60 days equaling 91,816 shares.

(7)
Includes stock options exercisable 90 days after Mr. Moran's last date of employment of January 30, 2015 to purchase 36,630 shares and RSUs that vested as of Mr. Moran's last date of employment equaling 12,505.

(8)
The information contained in the table and this footnote with respect to Franklin Resources, Inc. is based solely on a statement on Schedule 13G/A filed February 10, 2015 reporting beneficial ownership as of December 31, 2014 by Franklin Resources, Inc., Charles B. Johnson, Rupert H. Johnson, Jr., Franklin Templeton Investments Corp. and Franklin Advisory Services, LLC to the effect that (a) each (directly or indirectly) has dispositive and voting power over these shares to the extent disclosed therein and (b) these shares are held by investment companies or other managed accounts which are advised by subsidiaries of Franklin Resources, Inc. pursuant to investment management contracts which grant to such subsidiaries all investment and voting power over these shares. The business address for Franklin Resources, Inc., Charles B. Johnson and Rupert H. Johnson, Jr. is One Franklin Parkway, San Mateo, California 94403-1906. The business address for Franklin Templeton Investments Corp. is 200 King Street West, Suite 1500, Toronto, Ontario, Canada M5H 3T4 and the business address for Franklin Advisory Services, LLC is One Parker Plaza, Ninth Floor, Fort Lee, New Jersey 07024-2938.

(9)
The information contained in the table and this footnote with respect to Royce & Associates, LLC is based solely on a statement on Schedule 13G/A filed January 30, 2015 reporting beneficial ownership as of December 31, 2014 by Royce & Associates, LLC to the effect that it has sole dispositive and voting power over all of these shares. The business address for Royce & Associates, LLC is 745 Fifth Avenue, New York, New York 10151.

(10)
The information contained in the table and this footnote with respect to Dimensional Fund Advisors LP is based solely on a statement on Schedule 13G/A filed February 5, 2015 reporting beneficial ownership as of December 31, 2014 by Dimensional Fund Advisors LP to the effect that (a) it has sole dispositive power over all of these shares and (b) it has sole voting power over 1,900,711 shares. The business address for Dimensional Fund Advisors LP is Building One, 6300 Bee Cave Road, Austin, Texas 78746.

(11)
The information contained in the table and this footnote with respect to George S. Loening is based solely on a statement on Schedule 13G filed February 13, 2015 reporting beneficial ownership as of December 31, 2014. Select Equity Group and Select Equity Group L.P. has dispositive and voting power over 1,1,271,214 shares. Mr. Loening is the majority owner of Select Equity Group and managing member of its general partner. The business address for Select Equity Group and Mr. Loening is 380 Lafayette Street, 6th Floor, New York, New York, 10003.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires executive officers and Directors, and persons who own more than 10% of our common stock, to file reports of ownership and changes in ownership of West Marine common stock with the SEC. Executive officers, Directors and greater than 10% stockholders are required by SEC regulation to furnish West Marine with copies of all Section 16(a) forms they file.
Based solely on a review of copies of such reports received by West Marine, or written representations from certain reporting persons that no Forms 5 were required for those persons, we believe that, during the period from December 29, 2013 to January 3, 2015, our NEO, Directors and greater than 10% stockholders filed on a timely basis all reports due under Section 16(a), with the exception of our NEOs, Messrs. Hyde, Moran, Japinga and Kelley, for whom the Company filed Form 4's late in connection with equity grants made in March of 2014, and Ms. Rambo, for whom the Company filed a Form 4 late in connection with her exercise and sale of stock options during the same March timeframe, resulting from the Company's administrative error and/or untimely communication from the broker regarding these transactions.
OTHER MATTERS
As of the date of this proxy statement, management does not know of any other matters to be considered at the Annual Meeting. If any other matters do properly come before the meeting, the persons named in the accompanying proxy intend to vote thereon in accordance with their best judgment, and the discretionary authority to do so is included in the proxy.
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This proxy statement includes “forward-looking statements,” including statements concerning earnings expectations and statements that are predictive or express expectations that depend on future events or conditions that involve risks and uncertainties. Actual results may differ materially from the preliminary expectations expressed or implied in these forward-looking statements due to various risks, uncertainties or other factors, including those set forth in the Annual Report. Except as required by applicable law, we assume no responsibility to update any forward-looking statements as a result of new information, future events or otherwise.

By Order of the Board of Directors
/s/ Pamela J. Fields
Pamela J. Fields, Esq. Secretary
Watsonville, California
April 10, 2015

Annex A

West Marine

IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions

You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:00 p.m., Pacific Time, on May 20, 2015.

Vote by Internet

- Log on to the Internet and go to **www.envisionreports.com/WMAR**
- Follow the steps outlined on the secured website.

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is **NO CHARGE** to you for the call.
- Follow the instructions provided by the recorded message.

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

▼ **IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.** ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 & 3.

1. To elect eight directors:

Nominee	For	Against	Abstain
01 - Randolph K. Repass	☐	☐	☐
02 - Matthew L. Hyde	☐	☐	☐
03 - Dennis F. Madsen	☐	☐	☐
04 - James F. Nordstrom, Jr.	☐	☐	☐
05 - Robert D. Olsen	☐	☐	☐
06 - Barbara L. Rambo	☐	☐	☐
07 - Alice M. Richter	☐	☐	☐
08 - Christiana Shi	☐	☐	☐

Proposal	For	Against	Abstain
2. To ratify the selection of PricewaterhouseCoopers LLP, independent registered public accounting firm, as the independent auditors for the fiscal year ending January 2, 2016.	☐	☐	☐
3. To approve, on an advisory basis, the compensation of the company's named executive officers.	☐	☐	☐

B Non-Voting Items

Change of Address — Please print new address below.

C Authorized Signatures — This section must be completed for your instructions to be executed. — Date and Sign Below

The signature should correspond exactly with the name appearing on the certificate evidencing your Common Stock. If more than one name appears, all should sign. Joint owners should each sign personally.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

8 2 A M

01ZKLA

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — West Marine, Inc.

PROXY FOR 2015 ANNUAL MEETING OF STOCKHOLDERS — MAY 21, 2015

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Randolph K. Repass and Matthew Hyde, or either of them, each with power of substitution, as proxies of the undersigned, to attend the 2015 Annual Meeting of Stockholders of WEST MARINE, INC. to be held at the company's headquarters located at 500 Westridge Drive, Watsonville, California, on May 21, 2015, at 10:30 a.m., Pacific Time, and any adjournment or postponement thereof, and to vote the number of shares the undersigned would be entitled to vote if personally present on the matters set forth on the reverse side, and upon such other business as may properly come before such meeting and any adjournment or postponement thereof.

This proxy will be voted as directed. In the absence of contrary directions, this proxy will be voted FOR the election of each of the eight director nominees listed on the reverse side, FOR ratification of the selection of PricewaterhouseCoopers LLP as the independent auditors for the fiscal year ending January 2, 2016, FOR the approval of named executive officer compensation, and in the discretion of the proxy holder(s) on any matter that may properly come before the Annual Meeting or any adjournment or postponement thereof.

STOCKHOLDERS ARE URGED TO MARK, DATE, SIGN AND RETURN THIS PROXY PROMPTLY IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

(Continued and to be voted on reverse side.)